                                                                   Exhibit 10.50

                                   EXHIBIT A

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                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                December 3, 2001

                                     between

                     BORDEN CHEMICALS AND PLASTICS OPERATING
                               LIMITED PARTNERSHIP

                                       and

                           SHINTECH LOUISIANA, L.L.C.




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

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (this "Agreement") dated as of December 3, 2001, between BORDEN CHEMICALS AND PLASTICS OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"), and SHINTECH LOUISIANA, L.L.C., a Delaware limited liability company ("Acquiror").

                                    RECITALS:

         A. Seller is engaged in the business of the manufacturing, marketing, distribution and sale of PVC Resins at a plant located in Addis, West Baton Rouge Parish, Louisiana (the "Business").

         B. On April 3, 2001, Seller, together with its subsidiary BCP Finance Corporation, a Delaware corporation ("BCP") (Seller and BCP collectively referred to herein as the "Debtors"), filed voluntary petitions for relief under chapter 11 of the "Bankruptcy Code", 11 U.S.C.(S)(S) 101-1330 (as now in effect or hereafter amended, the "Bankruptcy Code" in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and the Debtors' chapter 11 cases (the "Bankruptcy Cases") have been consolidated for procedural purposes only and are being administered jointly as Case No. 01-1268 (RRM).

         C. The Debtors are continuing in possession of their respective properties and are operating their businesses as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         D. Seller desires to sell and Acquiror desires to purchase, pursuant to section 363(b)of the Bankruptcy Code, certain of the assets used by Seller in the conduct of the Business, and Seller desires to assume and assign to Acquiror and Acquiror desires to accept, pursuant to section 365 of the Bankruptcy Code, certain of the executory contracts to which Seller is a party, all on the terms and subject to the conditions hereinafter set forth.

         E. Seller and Aquiror have determined to enter into this Agreement which, among other things, provides for Seller to sell, transfer and convey ("Transfer") to Acquiror, and Acquiror to purchase and acquire from Seller, all of the Assets (as hereinafter defined).

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror and Seller hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. The following terms used in this Agreement shall have the following meanings:

         "Accounts" has the meaning set forth in Section 2.l(h).

         "Acquiror" means Shintech Louisiana, L.L.C., a Delaware limited liability company.

         "Addis Plant" means Seller's PVC Resins production facilities located on the Real Property.

         "Affiliate" means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under the common control with such Person. For the purposes of this definition, the term "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Asset Purchase Agreement, together with the Schedules and Exhibits hereto.

         "Assets" has the meaning set forth in Section 2.1.

         "Assumed Contracts" has the meaning set forth in Section 2.l(d).

         "Assumed Non-Exclusive Contract" means the Non-Exclusive PVC Resins Supply Contracts as set forth in Section C of Schedule 6.9

         "BCP" has the meaning set forth in Recital "B"

         "Bankruptcy Cases" has the meaning set forth in Recital "B"

         "Bankruptcy Code" has the meaning set forth in Recital "B"

         "Bankruptcy Court" has the meaning set forth in Recital "B"

         "Bankruptcy Court Order" has the meaning set forth in Section 7.2.

         "Bankruptcy Laws" means the United States Bankruptcy Code, as amended, the Federal Rules of Bankruptcy Procedure, as amended, and the local rules of the Bankruptcy Court.

         "Beneficiary" has the meaning set forth in Section 2.5(d).

         "Bid Procedures Order" has the meaning set forth in Section 7.3.

         "Business" has the meaning set forth in Recital "A"

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         "Business Day" means any day that is not a Saturday, a Sunday or a day in which financial institutions in the City of New York, New York are permitted or required to close.

         "Closing" has the meaning set forth in Section 2.6.

         "Closing Date" has the meaning set forth in Section 2.6.

         "Confidential Contracts" has the meaning set forth in Section 6.9.

         "Consent" means any consent, waiver, approval, order or authorization of or registration, declaration or filing with or notice to, any Governmental Entity or other Person.

         "Customer Rebates" has the meaning set forth in Section 2.5(b)(ii).

         "Debt" means any obligations for borrowed money.

         "Debtors" has the meaning set forth in Recital "B"

         "Earnest Money Deposit" has the meaning set forth in Section 2.4(d).

         "Employees" means all individuals employed exclusively in the operation of the Business immediately prior to the Closing. The Employees as of the date hereof are listed on Schedule 1.1.

         "Environmental Assessment" has the meaning set forth in Section 6.6.

         "Environmental Laws" means any and all Laws existing on the Closing Date relating to discharge or releases of Hazardous Materials into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, use, transportation, treatment, storage, disposal or handling of Hazardous Materials or the clean-up or other remediation thereof.

         "EPA" has the meaning set forth in Section 6.2(c).

         "Equipment Charges" has the meaning set forth in Section 2.5(b)(iii).

         "Exclusive PVC Resins Supply Contracts" means the PVC Resins Supply Contracts which supply a third party PVC Resins solely produced at the Addis Plant as set forth on Schedule 6.9.

         "Expense Reimbursement" has the meaning set forth in Section 7.4.

         "FTC" has the meaning set forth in Section 6.2(b).

         "Geismar Facility" shall have the meaning set forth in Section 6.12.

         "General Partner" means BCP Management, Inc., a Delaware corporation, in its capacity as general partner of Seller.

         "Governmental Entity" means any Foreign or United States federal, state, local or municipal government, court, administrative agency or commission or other governmental or other regulatory authority or agency.

         "Hazardous Materials" means any substance defined as toxic, radioactive or otherwise hazardous under any Laws.

         "HSR Act" has the meaning set forth in Section 6.2(b).

         "Inventory" has the meaning set forth in Section 2.l(c).

         "Laws" means all applicable laws, regulations, rules, judgments, orders and decrees of Governmental Entities.

         "LDEQ has the meaning set forth in Section 6.2(c).

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, security interest or other encumbrance.

         "Material Adverse Effect" means such state of facts, event, change or effect as has had or would reasonably be expected to have, a material adverse effect (i) on the businesses, results of operations, or financial condition of the Business taken as a whole, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting Persons in businesses similar to the Business, or (ii) on the ability of Seller to consummate the transactions contemplated by this Agreement.

         "Nonassignable Assets" has the meaning set forth in Article III.

         "Non-Exclusive PVC Resins Supply Contracts" means the PVC Resins Supply Contracts which supply a third party PVC Resins produced from the Addis Plant and Geismar Facility as set forth on Schedule 6.9.

         "Non-Transferred Employees" has the meaning set forth in Section
6.4(c).

         "Order Authorizing Severance Plan" means the Order Authorizing Debtors and Debtors in Possession to Implement Key Employee Retention Bonus Plan and Severance Plan issued by the Judge in the Bankruptcy Cases on August 1, 2001.

         "Production Schedule" shall have the meaning set forth in Section 6.11.

         "PVC Resins" means polyvinyl chloride resins produced by Seller at the Addis Plant.

         "PVC Resins Supply Contract" means a written agreement between Seller as supplier and a third party wherein Seller agrees to sell such third party PVC Resins produced, in whole or in part, at the Addis Plant.

         "Payee" has the meaning set forth in Section 2.5(d).

         "Payor" has the meaning set forth in Section 2.5(d).

     "Permit" means any license, franchise, permit, application for permit concession approval or registration from, of or with a Governmental Entity required to own and/or operate the Addis Plant as currently constituted.

     "Permitted Liens" means (i) Liens listed or described on Schedule 4.3 (ii) easements, covenants, rights-of-way and other encumbrances or restrictions of record which do not have, individually or in the aggregate, a Material Adverse Effect, (iii) Liens related to Taxes not yet due or payable, and (iv) Liens that are created, suffered or assumed by Acquiror.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including without limitation, a Government Entity.

     "Personal Property" has the meaning set forth in Section 2.1(b).

     "Personal Property Taxes" has the meaning set forth in Section 2.5(b)(v).

     "Proration Items" has the meaning set forth in Section 2.5(a).

     "Purchase Price" has the meaning set forth in Section 2.4(a).

     "Real Property" has the meaning set forth in Section 2.l(a)

     "Real Property Taxes" has the meaning set forth in Section 2.5(b)(iv).

     "Recipient" has the meaning set forth in Section 2.5(d).

     "Seller" means Borden Chemicals and Plastics Operating Limited Partnership, a Delaware limited partnership.

     "Severance Benefits" has the meaning set forth in Section 6.4(d).

     "Similar Employment" has the meaning set forth in Section 6.4(c).

     "Tax Return" means any return, report, statement, information statement or similar document required to be filed with respect to taxes.

     "Transfer" has the meaning set forth in Recital "E."

     "Utility Charges" has the meaning set forth in Section 2.5(b)(i).

     "Vendor Charges" has the meaning set forth in Section 2.5(b)(vii).

     "Vendor Rebates" has the meaning set forth in Section 2.5(b)(vi).

                                   ARTICLE II
                 PURCHASE AND SALE OF THE ASSETS AND LIABILITIES

         2.1 Sale and Transfer of the Assets. Subject to the conditions to Closing set forth in Article VIII of this Agreement, at the Closing Seller will Transfer to Acquiror all of the manufacturing facilities and assets owned by Seller and located at or attributable solely to the Addis Plant necessary for the continued operation of the Addis Plant as currently operated, more specifically described below (such assets being referred to as the "Assets"):

              (a)  Real Property. The real property listed or described in
Schedule 2.l(a) (the "Real Property").

              (b) Personal Property. All tangible personal property, plant and equipment, including without limitation, buildings, structures, fixtures, machinery, motor vehicles, furniture, computers, printers, tools, spare parts, equipment, furnishings owned by Seller and related to the Business as currently conducted at the Addis Plant, all to the extent and only as set forth on
Schedule 2.1(b) (collectively, the "Personal Property").

              (c) Inventory. All inventory and supplies (the "Inventory") owned by Seller as of the Closing Date located at the Addis Plant for use in connection with the Business.

              (d) Contract Rights. To the extent transferable to Acquiror at Closing, all right, title and interest of Seller relating to the Business at the Closing in and to certain contracts, as set forth on Schedule 2.1(d) as amended pursuant to Sections 6.9, 6.10 and 6.12, (the "Assumed Contracts"). Acquiror will not assume or accept any of Seller's contract rights or contract obligations other than those listed on Schedule 2.1(d) and with respect to the Confidential Contracts, those contracts accepted by Acquiror pursuant to Sections 6.9, 6.10 and 6.12.

              (e) Permits. All Permits of Seller necessary for the operation of the Business which are set forth on Schedule 2.1(e).

              (f)  Intangible Assets. All intellectual property listed on
Schedule 2.l(f) and used in the conduct of and related to the Business, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions.

              (g) Books and Records. All customer lists, customer files, aging reports and associated records of the Accounts, production and shipping records and all other books and records of the Business except to the extent set forth in Section 2.2(b).

              (h) Accounts Receivable. All accounts receivable owed to Seller as of the Closing arising from the sale of PVC Resins produced by Seller at the Addis Plant and sold to customers that are parties to one of the Assumed Contracts and that are not past due (i.e., not outstanding by more than fifteen
(15) days beyond the payment terms of the Assumed Contracts) as of the Closing Date (the "Accounts").

         2.2 The Excluded Assets. Seller shall not sell and Acquiror shall not purchase or acquire and the Assets shall not include:

              (a) Any cash or cash equivalents owned or held by Seller's bankruptcy estate;

              (b) Books and records of the General Partner, including but not limited to, minutes of meeting of directors and stockholders of the General Partner, tax returns and records, books of account and ledgers (except to the extent specifically relating to the Business as currently conducted at the Addis Plant), and such other records having to do with Seller's organization (although access and the ability to copy these documents shall be made available to Acquiror, provided, that, Acquiror will pay all reasonable costs in connection therewith);

              (c) All accounts, notes and other receivables of the Seller (other than the Accounts);

              (d) All prepaid expenses, advance payments, deposits and other similar assets including, without limitation, prepaid deposits with suppliers and utilities;

              (e) All of the (i) issued and outstanding stock of Monochem, Inc. and (ii) equity interests of BEV Management, LLC owned by Seller; and

              (f) All of Seller's right, title and interest in its State of Louisiana DEQ Trust.

              (g)  All intracompany and intercompany accounts of Seller.

              (h) All claims of Seller against third parties (including without limitation, (i) all claims of Seller against Occidential Chemical Corporation arising from incidents occurring prior to the Closing Date and (ii) those claims not yet ascertained and/or liquidated) relating to operations of the Business for the period prior to the Closing Date.

              (i) All right, title and interest in and use of any "Borden" name, Seller name and any derivative thereof including, without limitation, all trademarks, service marks, trade dress, logos, domain names, trade names and corporate names in the United States and all other nations throughout the world.

              (j) All intellectual property of Seller currently utilized in Seller's production facilities other than the Addis Plant.

         2.3 Liabilities. Subject to Article III and Section 2.5, at Closing, Seller will retain, and Acquiror will not assume, any liabilities of the Business, except for liabilities under Assumed Contracts which arise after the Closing Date.

         2.4  Purchase Price.

              (a) In consideration of the sale, transfer, conveyance, assignment and delivery of the Assets, and in reliance upon the representations and warranties made here by Seller, Acquiror shall pay to Seller the amount of Thirty-Eight Million Dollars ($38,000,000), plus (i) the cost of all Inventory with such cost to be established pursuant to the procedures set forth in

Section 2.4(b),(ii) the book value of the Accounts as determined pursuant to the procedures set forth in Section 2.4(c) and (iii) the Severance Benefits for the Non-Transferred Employees calculated pursuant to Section 6.4(d) (the "Purchase Price"). The Purchase Price shall be paid to the Seller at Closing by wire transfer.

          (b) On the day immediately prior to the Closing Date, Seller shall cause a physical inventory of the Inventory as of the Closing Date to be taken using the individuals employed in the Business and shall prepare a report which shall be delivered to Acquiror. Such physical inventory may be observed by representatives of Acquiror. The report to be rendered on the physical inventory shall be based upon procedures reasonably acceptable to Seller and Acquiror. Inventory shall be valued at the lesser of cost or market; provided, however, if Acquiror reasonably determines that certain of the Inventory is not marketable or usable, such non-marketable or unusable Inventory will be valued at $0.00 for purposes of calculating the cost of the Inventory. Such non-marketable or usable Inventory will remain Seller's property. Acquiror will render Seller a reasonable amount of assistance in selling or disposing of such Inventory, if Seller wishes. The value of the Inventory, determined in accordance with this
Section 2.4(b), as mutually agreed to between the parties, will be definitive for purposes of valuing the Inventory in connection with determining the Purchase Price. In the event Seller and Acquiror are unable to agree on the valuation of the Inventory, all disputes related thereto shall be submitted to the Bankruptcy Court for resolution. The fees, costs and expenses of such physical inventory, shall be borne equally by Seller and Acquiror.

          (c) On the day immediately prior to the Closing Date, Seller and Acquiror shall mutually determine the book value of the Accounts as of the Closing Date. Such agreement shall be definitive for purposes of valuing the Accounts in connection with determining the Purchase Price.

          (d) Within three (3) Business Days from the date hereof, Acquiror will deposit with Seller earnest money in the amount of Five Hundred Thousand Dollars ($500,000.00) (the "Earnest Money Deposit") pursuant to the requirements of the Bid Procedures Order. Such Earnest Money Deposit shall not constitute an asset of the Debtors and shall be held in trust and escrow in a separate interest bearing account containing no other funds of Debtors pursuant to a Trust and Escrow Agreement substantially in the form set forth in Schedule 2.4(c) pending the Closing. The amount of the Earnest Money Deposit, together with all earnings thereon, shall be credited against the Purchase Price at Closing. The Earnest Money Deposit will be refundable to Acquiror upon termination of this Agreement pursuant to Section 9.1 or at Acquiror's election pursuant to Section 9.3(a) but only if Acquiror is not then in breach of this Agreement; provided, however, if Acquiror is in breach of this Agreement the Earnest Money Deposit shall remain the sole property of Seller.

     2.5  Prorations.

          (a) At Closing, Utility Charges (to the extent that meter readings cannot be obtained on the Closing Date), Equipment Charges, Real Property Taxes, Personal Property Taxes, Customer Rebates, Vendor Charges, and Vendor Rebates, including, without limitation, accruals or prepayments thereof (all as individually defined below and collectively called the

"Proration Items"), shall be prorated directly between the Seller and the Acquiror as provided in this Section 2.5.

          (b) For purposes of this Agreement, the capitalized terms set forth below shall have the following meanings:

               (i) "Utility Charges" shall mean water, sewer, electricity, gas and other utility charges, if any, applicable to the Addis Plant;

               (ii) "Customer Rebates" shall mean volume rebates, end-of-year discounts and Similar matters offered by Seller to purchasers of PVC Resins under the Assumed Contracts which have not been paid as of Closing and which are properly allocated in part to a time period prior to Closing and in part to a time period after Closing based on the ratio of the volume and actual cost of such Customer Rebates before and after Closing;

               (iii) "Equipment Charges" shall mean rental charges payable or receivable and other payments or receipts applicable to the equipment of the Business;

               (iv) "Real Property Taxes" shall mean ad valorem taxes imposed upon Seller with respect to the Real Property, general assessments imposed with respect to the Real Property and special assessments upon the Real Property;

               (v) "Personal Property Taxes" Shall mean ad valorem taxes imposed upon the Assets other than the Real Property;

               (vi) "Vendor Rebates" shall mean vendor rebates relating to the Business which are properly allocable in part to a time period prior to Closing and in part to a tine period after Closing based on the ratio of the volume and actual cost of the applicable inventory purchases to Seller and Acquiror, net of all discounts and other purchase price adjustments of any type other than the actual vendor rebate itself; and

               (vii) "Vendor Charges" shall mean all obligations of Seller under the Assumed Contracts that are for goods, materials or services delivered to Seller or performed by the applicable vendor prior to the Closing Date, but have not been paid for by Seller as of the Closing Date.

          (c) All Utility Charges, Equipment Charges, Real Property Taxes, Personal Property Taxes, Customer Rebates, Vendor Charges, and Vendor Rebates shall be apportioned through the Closing Date, with Seller being responsible for, and receiving the benefit of, all Proration Items attributable to the period prior to 11:59 P.M., Louisiana time on the Closing Date, and Acquiror being responsible for, and receiving the benefit of all Proration Items attributable to the period after 11:59 P.M., Louisiana time, on the Closing Date. As soon as practicable, but within ten (10) Business Days after the Closing Date, representatives of Seller and Acquiror will examine all relevant books and records of the Business, as of the Closing Date in order to make the determination of the apportionments. Payments in respect thereof shall be made to the appropriate party by check within seven (7) Business Days after such determination. To the extent certain Proration Items, such as Real Property Taxes and Personal Property Taxes, are not known as of the Closing Date, apportionment shall be made on the basis of the best available evidence, such as the prior years' tax bills, and such estimated apportionment will be deemed final and conclusive.

          (d) If either party (the "Payor") pays a Proration Item for which the other party (the "Payee") is obligated in whole or in part under this
Section 2.5, the Payor shall present to the Payee evidence of payment and a statement setting forth the Payee's proportionate share of such Proration Item, and the Payee shall promptly pay such share to the Payor. If either party
(the "Recipient") receives payments of a Proration Item to which the other party (the "Beneficiary") is entitled in whole or in part under this Agreement, the Recipient shall promptly pay such share to the Beneficiary.

          (e) If there exists as of the Closing Date any pending appeals of ad valorem tax assessments with regard to any Assets, the continued prosecution and/or settlement of such appeals shall be subject to the direction and control of Acquiror with respect to assessments for the year within which the Closing occurs.

     2.6 Closing. Unless this Agreement has been terminated and the transactions contemplated under this Agreement have been abandoned pursuant to
Section 9.1, and subject to the fulfillment or, if permitted, waiver of the conditions set forth in Article VIII, the closing of the Transfer of the Assets (the "Closing") will take place on the tenth (10th)Business Day following the fulfillment or, if permissible, waiver of the conditions set forth in Article VIII, unless another date or time is agreed to in writing by the parties to this Agreement (the "Closing Date"). The Closing will occur at the offices of the Debtor in Geismar, Louisiana, at 10:00 A.M. on the Closing Date, with Closing to be effective as of 11:59 p.m., Louisiana time, on the Closing Date.

          (a) At the Closing, Seller will deliver to Acquiror the following documents, duly executed as required: (i) a bill of sale conveying to Acquiror the Personal Property Inventory, Intangible Assets and Books and Records, subject only to the Permitted Liens; (ii) an assignment to Acquiror of the Assumed Contracts and the Accounts; (iii) a special warranty deed (act of sale) conveying to Acquiror title to the Real Property, subject only to the Permitted Liens; (iv) certificate of existence or certificate of good standing of Seller, as of a date within thirty (30) days prior to the Closing Date, from the Secretary of State of Delaware; (v) incumbency and "bring-down" certificates from the secretary of the General Partner in a form reasonably satisfactory to Acquiror; and (vi) a copy of the Bankruptcy Court Order approving the Transfer free and clear of all Liens other than the Permitted Liens.

          (b) At the Closing, Acquiror will deliver to Seller the following documents, duly executed as required: (i) an agreement assuming the Assumed Contracts, (ii) certificate of existence or certificate of good standing of Acquiror, as of a date within thirty (30) days prior to the Closing Date, from the secretary of state of the Acquiror's state of incorporation or organization, and (iii) incumbency and "bring down" certificates from the secretary of Acquiror in a form reasonably satisfactory to Seller.

          (c) At the Closing, Acquiror will pay the Purchase Price, after receiving credit in the amount of the Earnest Money Deposit and all interest earned thereon, via wire transfer of immediately available funds to an account designated by Seller.

     2.7 Limitation of Liability. ACQUIROR ACKNOWLEDGES AND AGREES THAT ACQUIROR AND lTS REPRESENTATIVES HAVE THE EXPERIENCE AND KNOWLEDGE TO EVALUATE THE BUSINESS, FINANCIAL CONDITION AND LIABILITIES OF THE ASSETS; THAT ACQUIROR AND ITS REPRESENTATIVES, BEFORE THE DATE HEREOF, HAVE HAD ACCESS TO SUCH OF THE INFORMATION AND DOCUMENTS AND TO SUCH OF THE ASSETS AS ACQUIROR AND ITS REPRESENTATIVES SHALL HAVE REQUESTED TO SEE AND/OR REVIEW, THAT ACQUIROR AND ITS REPRESENTATIVES SHALL HAVE HAD A FULL OPPORTUNITY TO MEET WITH APPROPRIATE MANAGEMENT AND EMPLOYEES OF SELLER OR ITS AFFILIATES TO DISCUSS THE ASSETS; AND THAT, IN DETERMINING TO ACQUIRE THE ASSETS, ACQUIROR HAS MADE ITS OWN INVESTIGATION INTO, AND BASED THEREON, ACQUIROR HAS MADE ITS OWN INDEPENDENT JUDGMENT CONCERNING THE ASSETS. IT IS THEREFORE EXPRESSLY UNDERSTOOD AND AGREED THAT ACQUIROR ACCEPTS THE CONDITION OF THE ASSETS "AS IS, WHERE IS" WITHOUT ANY IMPLIED REPRESENTATION, WARRANTY OR GUARANTEE AS TO MERCHANT ABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE AS TO THE CONDITION, SIZE, EXTENT, QUANTITY, TYPE OR VALUE OF SUCH PROPERTY, EXCEPT ONLY AS MAY BE OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND SELLER AND ITS AFFILIATES, INCLUDING, WITHOUT LIMITATION, THE GENERAL PARTNER, HEREBY EXPRESSLY DISCLAIM ANY AND ALL SUCH IMPLIED REPRESENTATIONS, WARRANTIES OR GUARANTEES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF SELLER OR ANY OF ITS AFFILIATES, INCLUDING, WITHOUT LIMITATION, THE GENERAL PARTNER MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (i) ANY INFORMATION OR DOCUMENTS MADE AVAILABLE TO ACQUIROR OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE BUSINESS, THE ASSETS, THE ASSUMED LIABILITIES OR THE ASSUMED CONTRACTS OR (ii) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF THE ASSETS, INCLUDING WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION AND COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR OTHER LAWS. TO THE EXTENT THE LAW OF THE STATE OF LOUISIANA MAY BE APPLICABLE TO MOVABLE AND IMMOVABLE PROPERTY, ACQUIROR SHALL IN THE APPROPRIATE CLOSING DOCUMENTS, WAIVE ANY RIGHT IT MAY OTHERWISE HAVE IN REDHIBITION OR FOR REDUCTION IN THE PURCHASE PRICE OF THE ASSETS PURSUANT TO ARTICLES 2530 THROUGH 2548 OF THE LOUISIANA CIVIL CODE.

                                   ARTICLE III
                    NONASSIGNABLE INTERESTS AND CURE PAYMENTS

          (a) To the extent that any Assumed Contract included in the Assets is not susceptible, under the Bankruptcy Code, of being validly assigned and transferred to Acquiror ("Nonassignable Assets") without Consent or that any such transfer or attempted transfer without such Consent would Constitute a breach thereof, this Agreement shall not constitute a transfer thereof. With respect to such Nonassignable Assets, from and after the date of this Agreement, Seller will reasonably cooperate with Acquiror, to (i) obtain all Contents that are necessary for the valid transfer to Acquiror of all such Nonassignable Assets and (ii) establish at

Acquiror's reasonable direction, a reasonable and lawful arrangement to provide to Acquiror the benefits of any such Nonassignable Assets.

        (b) Notwithstanding the foregoing, to the extent any such Assumed Contracts require payments of monies to cure any default or breach related to such Assumed Contracts, Acquiror shall be solely responsible for such payments, and any such payments in connection with this Article III shall not be deemed to constitute a portion of the Purchase Price.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Aquiror as follows:

     4.1 Organization. Seller is a limited partnership duly formed, validly existing and in good standing as a limited partnership under the laws of its jurisdiction of organization.

     4.2 Authority. Subject to the approval of the Bankruptcy Court and in compliance with the Bid Procedures Order, (i) the execution and delivery of this Agreement by Seller have been or will prior to closing be duly authorized by the Board of Directors of the General Partner and (ii) this Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

     4.3 Real Property. Subject to Bankruptcy Court approval, at the Closing Seller will convey to Acquiror title to the Real Property free and clear of all Liens except for Permitted Liens.

     4.4 Title to Other Assets. Subject to Bankruptcy Court approval, at the Closing Seller will convey to Acquiror title to the Assets other than the Real Property, free and clear of all Liens except for Permitted Liens.

     4.5 Assumed Contracts. The Assumed Contracts furnished by Seller to Aquiror are true, correct and complete copies of the Assumed Contracts, as of the date hereof together with all amendments or modifications thereto existing. There are no other agreements oral or written, between Seller and the parties to the Assumed Contracts regarding the subject matter thereof, as of the date hereof.

     4.6 No Violation of Laws or Permits. As of the date hereof, Seller is unaware of, and has received no notice from any Governmental Entity or Person asserting or alleging any material actual or threatened violation of any Laws or Permit with respect to the ownership or operation of the Assets, including, but not limited to, the Addis Plant, except to the extent disclosed on Schedule 4.6 hereof.

     4.7 Pending or Threatened Litigation. As of the date hereof, Seller is unaware of, and has not received any notice from any Person asserting any claim, lawsuit or action against Seller involving in any way the Assets, including but not limited to, the Addis Plant, or the Assumed Contracts, except to the extent disclosed on Schedule 4.7 hereof.

         4.8 Employees. Schedule 1.1 is true and complete as of the date hereof. As of the date hereof, there are no other Employees other than those listed on Schedule 1.1

         4.9 PVC Resin Supply Contracts. Seller is not a party to any PVC Resin Supply Contracts except for (i) those described on Schedule 6.9 and (ii) purchase orders in the ordinary course of business.

         4.10 Non-Exclusive PVC Resins Supply Contracts. The Non-Exclusive PVC Resins Supply Contracts set forth in (i) Sections B.1 and C of Schedule 6.9 shall expire December 31, 2002 and (ii) Section B.2 of Schedule 6.9 have not been renewed and currently expire December 31, 2001.

         4.11 Zoning. The 170 acres, more or less, of the Real Property along and west of the Mississippi levee is currently zoned "I-3 Heavy Industrial" under the West Baton Rouge Parish Zoning Ordinance.

         All of Seller's representations and warranties in this Article IV will be deemed given at Closing (except to the extent modified or supplemented pursuant to Section 6.1 hereof).

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror hereby represents and warrants to Seller as follows:

         5.1 Organization and Qualification. Acquiror is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, qualified to do business in Louisiana.

         5.2 Authority. Acquiror has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by it of the transactions contemplated to be performed hereunder have been duly authorized by all necessary actions. This Agreement is a valid and binding obligation of Acquiror, enforceable against it in accordance with the terms hereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

         5.3 Conflicts and Defaults. Neither the execution and delivery of this Agreement by Acquiror nor the performance by Acquiror of the transactions contemplated hereby will, to Acquiror's knowledge, violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material contract, sales committment, purchase order, security agreement, mortgage, conveyance to secure debt, note, deed, loan, Lien, lease, agreement, instrument, order, judgment, decree, or other arrangement to which Acquiror is a party or is bound. Acquiror is not in violation of any of its organizational documents.

         5.4 Consents and Approvals. Except as described in Section 8.3 hereof, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental

Entity or any Person is required with respect to Acquiror in connection with the execution delivery or performance by Acquiror of its obligations under this Agreement.

     5.5 Disclosure of information. Acquiror acknowledges that it or its representatives have been furnished with information regarding Seller and its businesses (including the Business and the Assumed Contracts) and assets (including the Assets). Acquiror further represents that it has had an opportunity to access the Addis Plant, to make such inspections as Acquiror has desired, to ask questions of and receive answers from Seller and its Affiliates and its representatives regarding Seller and its business (including the Business and the Assumed Contracts) and assets (including the Assets), results of operations, and financial condition. Acquiror acknowledges that, except as expressly set forth in this Agreement, none of Seller or any of its Affiliates, including without limitation, the General Partner has made any representation or warranty as to Seller's businesses, assets, results of operations or financial condition or the Business, Assets, Assumed Contracts or Assumed
Liabilities. All representations and warranties, express or implied, of or on behalf of Seller and its Affiliates that are not expressly set forth in this Agreement are hereby waived and released.

     5.6 Brokers and Finders. Neither Acquiror nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated hereby.

     5.7 Funds for the Acguisition. Acquiror has sufficient unencumbered to pay in cash the Purchase Price and all of its fees and expenses relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI
           CERTAIN ADDITIONAL COVENANTS OF SELLER AND ACQUIROR

     6.1 Disclosure Supplements. From time to time prior to the Closing (and subject to the rights of Acquiror to terminate this Agreement under Section 9.1(d)), Seller, by written notice to Acquiror, shall supplement or amend the representations and warranties made by Seller pursuant to Article IV hereof and the Schedules to this Agreement with respect to any matter that may arise hereafter that (i) if existing or occurring at or prior to the date hereof would have been required to be set forth or described in the Schedules to this Agreement ,or (ii) is necessary to correct any information in the Schedules to this Agreement or in any representation and warranty of Seller which has been rendered materially inaccurate thereby. The written notice pursuant to this
Section 6.1 will be deemed to have amended the appropriate Schedules and to have qualified the representations and warranties contained in Article IV.

     6.2  Satisfaction of Conditions.

          (a) Each party to this Agreement shall use best reasonable efforts to satisfy promptly all conditions precedent to the obligations of such party to consummate the transactions contemplated by this Agreement.

          (b) Without limiting the generality of Section 6.2(a), each party shall use its best reasonable efforts (i) to obtain any licenses, permits, consents, approvals, authorizations.

qualifications and orders of Governmental Entities (except the Bankruptcy Court) as are required in connection with the consummation of the transactions contemplated hereby and (ii) to effect all necessary registrations and filings. Subject to the terms and conditions hereof, Acquiror agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement no later than the Closing Date. Each of the parties will use their best reasonable efforts to obtain approval from the Federal Trade Commission ("FTC") and/or Department of Justice ("DOJ"), as applicable, to the Transfer, and, as soon as possible after the Bankruptcy Court Order is entered, will make all filings with and provide all information to the FTC and DOJ necessary to obtain such approval, including, but not limited to, making filings required by Seller and Acquiror under the Hart Scott Rodino Anti-Trust Improvements Act of 1976, (the "HSR Act") as amended, and similar laws.

          (c) Acquiror will use best reasonable efforts to obtain approval from the Louisiana Department of Environmental Quality ("LDEQ") and/or the Environmental Protection Agency ("EPA") to the transfer of all Permits issued by LDEQ or EPA involving the operation of the Addis Plant to Acquiror.

          (d) In connection with satisfying the conditions described in Section 6.2(b) hereof, each party shall be responsible for bearing the respective costs and expenses required to discharge their respective obligations hereunder.

     6.3 Further Assurances. From and after the Closing, each of Seller and Acquiror shall execute and deliver, in the name and on behalf of Seller or Acquiror, as appropriate, any assignments or assurances and take and do, in the name and on behalf of Seller or Acquiror, as appropriate, any other actions and things reasonably necessary to carry out the intention of this Agreement.

     6.4  Employee Matters.

          (a) Seller and Acquiror mutually agree that Acquiror has no obligation under this Agreement to offer employment to any of the Employees in connection with the acquisition of the Business. Seller acknowledges that it bears the full responsibility to comply with the provisions of the Worker's Adjustment Retraining and Notification Act, and in that regard, covenants and agrees to provide the Employees with all notices and other benefits required thereunder.

          (b) Acquiror may decide to offer employment to a certain number of the Employees. In order to assist Acquiror in making such determination, immediately following the date hereof, Seller shall provide Acquiror with full access to the personnel files and records concerning the Employees, will make Seller's human resources professionals available to Acquiror for consultation concerning the Employees, and after the issuance of the Bankruptcy Court Order, will allow Acquiror to communicate directly with the Employees regarding possible employment following Closing.

          (c) No later than five (5) days prior to the Closing, Acquiror will advise Seller in writing which of the Employees has been extended an offer of Similar Employment (as defined below) by Acquiror and which of the Employees have accepted an offer of employment, irrespective of whether such offer constitutes Similar Employment, with Acquiror. All Employees who qualify for severance benefits under Paragraph 6(d) through (i) of the Order Authorizing Severance Plans solely because either
(i) they did not receive an offer of Similar Employment from Acquiror, or (ii) they did not accept an offer of employment with Acquiror irrespective of whether that offer constituted an offer of Similar Employment are herein referred to as "Non-Transferred Employees." For purposes hereof, "Similar Employment" means employment: (i) in the Addis Plant; (ii) for substantially similar annual salary or hourly wage; (iii) requiring substantially similar weekly hours, if applicable; (iv) requiring substantially similar tasks and responsibilities; and
(v) providing substantially similar health benefits and retirement benefits that are substantially similar except with respect to seniority and vesting requirements.

           (d) The amount of the severance benefits for each Employee under the Order Authorizing Severance Plan is set forth on Schedule 6.4 ("Severance Benefits"). Seller and Acquiror agree that the calculation of the Severance Benefits set forth on Schedule 6.4 is final as between Seller and Acquiror for purpose of this Agreement. Concurrently with providing Seller the list of Employees to whom it has offered employment described in clause (c) above, Acquiror will calculate the Severance Benefits for the Non-Transferred Employees in accordance with Schedule 6.4 and provide Seller such calculation in writing. The amount of such Severance Benefits owed to the Non-Transferred Employees will be included and added to the price to be paid for the Assets to determine the Purchase Price pursuant to Section 2.4(a). However, Seller will be responsible for all Severance Benefits owed to the Non-Transferred Employees pursuant to the Order Authorizing Severance Plan and Acquiror will have no responsibility or obligation with respect to any of the Non-Transferred Employees.

           (e) Seller covenants and agrees that it will neither hire any additional Person who would become an Employee hereunder, nor transfer any other existing employees of Seller to the Addis Plant, without in either instance the prior written consent of the Acquiror.

     6.5 Notice of Breaches. Seller will promptly, and in any event prior to the Closing, notify Acquiror in writing if Seller becomes aware prior to the Closing that any representation or warranty made by Seller in this Agreement is inaccurate or untrue in any material respect.

     6.6   Access to Addis Plant, Books, Records and Personnel.

           (a) Following the date hereof, Seller shall provide Acquiror with access to the Addis Plant and allow Acquiror to conduct a environmental assessment of the Addis Plant in accordance with the procedures set forth on
Schedule 6.6 (the "Environmental Assessment"), at Acquiror's cost and expense and Acquiror covenants to provide Seller with a copy of all reports and analyses derived from the Environmental Assessment in accordance with Section 8.3(f).

           (b) Following the entry of the Bankruptcy Court Order, Seller shall, upon Acquiror's reasonable request, afford Acquiror and its authorized representatives access during normal business hours to the books, records and data of the Addis Plant and the Business, as it is currently conducted at the Addis Plant (excluding the Non-Exclusive PVC Resins Supply Contracts). Following the Closing, Acquiror shall, upon reasonable request, fully cooperate with

Seller or its successors and assigns and afford to Seller, its Affiliates, or its successors and assigns and their respective counsel, accountants and other authorized representatives, reasonable access with reasonable prior notice during normal business hours to the books, records and data of the Addis Plant covering the period before Closing (and grant Seller the right at its own expense to make copies thereof, to the extent reasonably necessary), and to the Addis Plant, to the extent that such access may be reasonably requested by Seller and its Affiliates due to a claim by or against Seller that relates to the operation of the Addis Plant by Seller prior to Closing (i) to facilitate the investigation, litigation or final disposition of any claim which may have been or may be made against any Seller or its successors and assigns or any of their Affiliates in connection with this Agreement, the Assets, the Assumed Contracts or the Business and (ii) to facilitate the preparation by Seller of materials necessary for any tax filing or audit.

     6.7 Continued Operation and Maintenance. Between the date hereof and the Closing Date, Seller shall operate and maintain the Addis Plant and other Assets in the same manner and fashion as the Addis Plant and other Assets are currently being operated and maintained by Seller, reasonable wear and tear excepted. Seller will maintain all insurance in the same amounts with the same deductibles as are currently being maintained by Seller. Seller will make all repairs, replacements and modifications to the Addis Plant between the date hereof and the Closing Date necessary to maintain the condition of the Addis Plant in its current condition and will pay for the cost thereof, in full, prior to the Closing. Seller will promptly notify Acquiror of any damage, casualty, breakdown of any of the facilities constituting the Addis Plant.

     6.8   Casuality and Condemnation.

           (a) Minor Damage. In the event of loss or damage to the Addis Plant as a result of any casualty or condemnation under the provisions of eminent domain law after the date hereof but prior to the Closing Date, which loss or damage is not "major" (as hereinafter defined), this Agreement shall remain in full force and effect, provided (i) the Seller performs any repairs necessary to restore the Addis Plant to its condition immediately prior to such casualty or taking, or (ii) at the Acquiror's option, in the event of a casualty, Seller assigns Acquiror its casually insurance policy claim for such loss or damage and pays Acquiror the amount of any deductible under such policy and, in the event of a condemnation, the Seller shall assign to the Acquiror its rights to any condemnation awards resulting from such condemnation. In the event that the Acquiror elects to cause Seller to perform repairs upon any of the Addis Plant, the Seller shall complete such repairs promptly prior to the Closing Date, and, if necessary, the Closing Date shall be extended a reasonable time in order to allow for the completion of such repairs.

           (b) Major Damage. In the event of a "major" loss or damage or condemnation, the Acquiror may terminate this Agreement by written notice to the Seller, in which event the Earnest Money Deposit, with interest, shall be promptly returned to the Acquiror, and the parties shall have no further liability or obligation hereunder. If the Acquiror fails to elect to terminate this Agreement within twenty (20) days after the Seller sends the Acquiror written notice of the occurrence of major loss or damage or condemnation, then the Acquiror shall be deemed to have elected to proceed with Closing, in which event the Seller shall have no obligation to repair or replace any damage or destruction caused by the foregoing, but the following shall apply at the
Closing: (1) in the event of a casualty, Seller shall asign to

Acquiror its casualty insurance policy claim for such loss or damage and pay Acquiror the amount of any deductible under such policy and; and (2) in the event of a taking, the Seller shall assign to the Acquiror its rights to any condemnation proceeds resulting from such taking.

           (c)    Definition of "Major" Loss or Damage. For purposes of this
Section 6.8, "major" loss or damage or condemnation refers to the following: (1) loss or damage to the Addis Plant or any portion thereof such that the cost of repairing or restoring same to a condition substantially identical to that existing prior to the event of damage would be, in the opinion of a general contractor mutually acceptable to the Seller and the Acquiror, equal to or greater than an amount equal to $2,000,000, and (2) any loss due to a condemnation which materially impairs the current use, access to or value of the Addis Plant.

     6.9 Selection of Confidential Contracts. Within five (5) Business Days after the Bankruptcy Court has authorized the disclosure to Acquiror of certain contracts designated as confidential on Schedule 6.9 (the "Confidential Contracts"), Seller covenants to provide Acquiror with true, complete and correct copies of each Confidential Contract (including, without limitation, the Assumed Non-Exclusive Contract) together with all amendments or modifications thereto existing in accordance with the Bankruptcy Court's order or instruction concerning such disclosure. Notwithstanding the foregoing, nothing in this Agreement shall be construed as requiring Seller to disclose any Non-Exclusive PVC Resins Supply Contract to Acquiror other than the Assumed Non-Exclusive Contract. Acquiror will have five (5) Business Days thereafter to select, in its sole discretion, whether Acquiror wishes to assume and accept the applicable Confidential Contract (including, without limitation, the Assumed Non-Exclusive Contract) as an Assumed Contract hereunder; provided, however, Acquiror shall not be entitled to assume any Non-Exclusive PVC Resins Supply Contract set forth in Section H of Schedule 6.9. On or before the expiration of such five (5) day period, Acquiror will notify Seller, in writing, of whether it has chosen to assume and accept the applicable Confidential Contract (including, without limitation, the Assumed Non-Exclusive Contract) as an Assumed Contract and
Schedule 2.1(d) shall be amended to include each accepted Confidential Contract which shall then constitute an Assumed Contract for all purposes hereunder.

     6.10 Additional PVC Resin Supply Contracts. If, after the date hereof, Seller modifies, renews or extends any existing Exclusive PVC Resin Supply Contract, or enters into a new Exclusive PVC Resin Supply Contract with a third party, Seller shall provide Acquiror with a full and complete copy thereof, and Acquiror will have the opportunity to either reject or assume such Exclusive PVC Resin Supply Contract(s) and any such assumed Exclusive PVC Resin Supply Contract shall constitute an Assumed Contract and Schedule 2.1(d) shall be amended to include such contract.

     6.11 Addis Plant Volume. Within five (5) Business Days after the Bankruptcy Court Order, Seller will supply Acquiror with a schedule showing by customer (identified by name) the billing and payment history and volume of PVC Resins produced at and sold from the Addis Plant each month during the period from January 2001, to the month preceding the date of the Bankruptcy Court Order (the "Production Schedule"). Five (5) Business Days before Closing, Seller will update the Production Schedule for the period from the entry of the Bankruptcy Court Order through the date of the updated Production Schedule.

          6.12 No Discrimination Seller and Acquiror acknowledge that Seller has another PVC Resins production facility in Geismar, Louisiana (the "Geismar Facility") which Acquiror is not purchasing. Seller and Acquiror further acknowledge that certain customers of Seller, some of whom are parties to the Non-Exclusive PVC Resins Supply Contracts, have historically been supplied by both the Addis Plant and the Geismar Facility. If Seller elects to renew the Non-Exclusive PVC Resins Supply Contract set forth in Section B.2 of Schedule 6.9, Seller agrees to bifurcate the renewal process and shall pursue separate contracts relating to PVC Resins volume historically supplied by the Geismar Facility and the Addis Plant. During the renewal process, Seller shall not attempt to shift any volume historically supplied by the Addis Plant under a Non-Exclusive PVC Resins Supply Contract to its Geismar Facility. Upon execution of any renewal of a Non-Exclusive PVC Resins Supply Contract related solely to the PVC Resins supplied from the Addis Plant, Seller will provide Acquiror with a true and complete copy of such contract and Acquiror will have the opportunity to either reject or assume such contract. If Acquiror elects to assume such contract it shall constitute an Assumed Contract and Schedule 2.l0 shall be amended to include such contract. In connection with renewing any Exclusive PVC Resins Supply Contract, Seller agrees to continue to source the customer who is a party to such contract solely from the Addis Plant, and agrees not to shift the source of PVC Resins to such customer to the Guismar Facility. With respect to any customer of Seller which has historically purchased PVC Resins from the Addis Plant but is not a party to a PVC Resins Supply Contract, Seller agrees that it will not attempt to materially alter or shift the source of supply for that customer from the Addis Plant prior to Closing.

          6.13 Cooperation. Following the date the Bankruptcy Court Order is issued, and up to and including the Closing Date, Seller will assist Acquiror in facilitating a smooth transition of ownership and operation of the Addis Plant, including providing Acquiror's engineers with the information listed on
  Schedule 6.13, to the extent available.

          6.14 No Transfer of Assets. Between the date hereof and the Closing Date, Seller will not transfer or remove any of the Assets physically located at the Addis Plant (except for sales of Inventory in the ordinary course of business), unless Seller shall (i) replace such Asset with a similar Asset in substantially the same condition or (ii) use any insurance proceeds from such Asset to acquire another Asset or series of Assets with an aggregate fair market value no less than the value of the original Asset.

          6.15 Cooperation with Contracts. Between the date hereof and the Closing Date, Seller will cooperate in connection with any attempt by Aquiror to bifurcate any Non-Exclusive PVC Resins Supply Contract set forth in Section B.l of Schedule 6.9 and to enter into a new contract solely related to PVC Resins currently supplied from the Addis Plant under such Non-Exclusive PVC Resins Supply Contract.

                                 ARTICLE VII
                          BANKRUPTCY COURT APPROVAL

          7.1 Approval. Seller and Acquiror acknowledge that, under the Bankruptcy Laws, this Agreement and the sale of the Assets are subject to Bankruptcy Court approval. Seller and Acquiror acknowledge that to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest and best price possible for the Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Business to responsible bidders, entertaining higher and better offers from responsible bidders and, if necessary, conducting an auction.

         7.2 Motion. Promptly after the execution hereof, but in any event no later than three (3) Business Days after the date hereof, Seller shall file with the Bankruptcy Court a motion, together with appropriate supporting papers and notices, seeking the entry of an order, pursuant to Chapter 11 of the United States Bankruptcy Code Sections 105, 363 and 365, (i) authorizing and approving, inter alia, the conveyance of the Assets on the terms and conditions set forth herein, (ii) providing that the stay contained at Rule 6004(g) of the Federal Rules of Bankruptcy Procedure shall not apply and that the order shall be effective and enforceable immediately upon entry and (iii) containing a finding that Acquiror has acted in "good faith" within the meaning of Section 363(m) of the Bankruptcy Code (the "Bankruptcy Court Order"), (iv) requesting the Bankruptcy Court resolve all issues with respect to the disclosure to Acquiror of the Confidential Contracts, and (v) authorizing the payment of the Earnest Money Deposit together with all earnings thereon to be made to Seller as part of the Purchase Price in accordance with the provisions of Section 2.4, all in form and substance reasonably satisfactory to the Acquiror and Seller. Subject to Section 7.3, Seller agrees to use best reasonable efforts to obtain the Bankruptcy Court Order approving this Agreement and the sale of the Assets to Acquiror hereunder.

         7.3 Bid Procedures Order. Acquiror and Seller agree that Seller may inform any and all interested parties that it intends to submit this Agreement to the Bankruptcy Court and that any and all other bids or offers with respect to the Business must be presented to Seller in accordance with the procedures and deadlines set forth in such global bid procedures as were ordered by the Bankruptcy Court by Order dated October 10, 2001 (the "Bid Procedures Order"). If Seller receives any other bids or offers pursuant to the Bid Procedures Order, it will promptly provide Acquiror with a copy of the same.

         7.4 Breakup Fee; Expense Reimbursement. In the event, pursuant to the Bid Procedures Order, the Bankruptcy Court Order approving this Agreement and the sale of Assets to Acquiror hereunder is not obtained and the Assets are sold to another entity or Person, then, in addition to the return of the Earnest Money Deposit and all interest earned thereon to Acquiror pursuant to
   Section 9.2 hereof Seller shall (i) subject to Bankruptcy Court approval, pay Acquiror the sum of $1,000,000, representing the "Breakup Fee" (herein so called) provided for in the Bid Procedures Order, and (ii) reimburse Acquiror for its actual expenses incurred in conducting due diligence of the Business, and negotiating the terms of the Agreement, not to exceed $150,000, (the "Expense Reimbursement") in accordance with the Bid Procedures Order. The foregoing sums shall be paid to Acquiror within ten (10) Business Days after this Agreement is terminated pursuant to Section 9.1(c) hereof.

                                  ARTICLE VIII
                           CONDITIONS TO THE TRANSFER

         8.1 Conditions to the Obligations of Each Party. The obligations of Seller and Acquiror to consummate the Transfer of the Assets are subject to the satisfaction of the following conditions;

             (a) no judgment, injunction, order or decree shall prohibit the consummation of the Transfer of the Assets or the transactions contemplated under this Agreement; and

             (b) the Bankruptcy Court Order approving this Agreement and the sale of the Assets to Acquiror hereunder shall have been obtained.

         8.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the Transfer of the Assets is subject to the satisfaction (or written waiver by Seller) of each of the following further conditions:

             (a) Acquiror shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Seller shall have received a certificate signed by an executive officer of Acquiror on behalf of Acquiror to the foregoing effect;

             (b) the representations and warranties of Acquiror contained in
Article V of this Agreement and in any certificate or other writing delivered by Acquiror pursuant to this Agreement shall be true in all material respects at and as of the Closing Date as is made at and as of such time (other than representations and warranties made as of a specific time or date which shall have been true at and as of such time or date) and Seller shall have received a certificate signed by an executive officer of Acquiror on behalf of Acquiror to the foregoing effect; and

             (c) the Bankruptcy Court Order approving this Agreement and the sale of the Assets to Acquiror hereunder shall have been entered by the Bankruptcy Court and no injunction or stay pending appeal shall have been entered precluding the consummation of the transaction contemplated by this Agreement.

         8.3 Conditions to the Obligations of Acquiror. The obligation of Acquiror to consummate the Transfer of the Assets and the assumption of the Assumed Contracts is subject to the satisfaction (or written waiver by Acquiror) of each of the following further conditions:

             (a) Seller shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Acquiror shall have received a certificate signed by an executive officer of the General Partner on behalf of Seller to the foregoing effect;

             (b) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant to this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than inaccuracies that in the aggregate would not have a Material Adverse Effect and other than representations and warranties made as of a specific time or date which shall have been true at and as of such time or date) and Acquiror shall have received a certificate signed by an executive officer of Seller on behalf of Seller to the foregoing effect; and

          (c) Any waiting period pursuant to the HSR Act shall have expired or been waived;

          (d) The LDEQ and/or EPA shall have approved the transfer of all the Permits from Seller to Acquiror or, in lieu thereof, issued new Permits upon substantially the same terms and conditions to Acquiror;

          (e) The Addis Plant shall be in substantially the same condition that it is in as of the date hereof, reasonable wear and tear expected; and

          (f) Acquiror shall be satisfied, in its reasonable discretion, with the results of the Environmental Assessment of the Addis Plant conducted by Acquiror pursuant to Section 6.6 hereof. This condition shall be deemed satisfied unless Acquiror notifies Seller, in writing, that it is not satisfied with the results of such Environmental Assessment and provide Seller with a copy of the Environmental Assessment no later than December 14, 2001. If Acquiror notifies Seller by the date set forth herein, then, unless both Seller and Acquiror have agreed in writing to a mutually acceptable solution, this Agreement shall terminate, the Earnest Money Deposit will be returned to Acquiror, and neither party will have any further rights of obligations hereunder in accordance with Section 9.2.

                                   ARTICLE IX
                              TERMINATION; REMEDIES


     9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

          (a)  by mutual written consent of Seller and Acquiror;

          (b) by Seller, so long as Seller is not then in material breach of this Agreement, after one hundred twenty (120) days after the date the Bankruptcy Court Order is entered approving this Agreement and the sale of the Assets to Acquiror becomes final and non-appealable, if the Closing shall not have occurred on or before such date;

          (c) by Seller for any reason for which termination by Seller is authorized pursuant to the Bid Procedures Order; and

          (d) by Acquiror, provided it is not in breach of any of its obligations under this Agreement, if Seller corrects any representation or warranty pursuant to Section 6.1 hereof and the corrected warranty or representation has a Material Adverse Effect on the Business, if the circumstances described in Section 6.8 occur, or if any of the conditions set forth in Sections 8.1 and 8.3 hereof have not been fulfilled or waived within one hundred twenty (120) days following the entry of the Bankruptcy Court Order approving this Agreement and the sale of the Assets to Acquiror, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Acquiror.

          9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 hereof, the Earnest Money Deposit, together with all interest earned thereon, shall be promptly returned to Acquiror, and, if termination occurs pursuant to Section 9.l(c), the Breakup Fee and Expense Reimbursement shall be paid to Acquiror, following which this Agreement except for the provisions of Sections 12.4. 12.7 and 12.9, shall forthwith become null and void and have no effect, without any liability on the part of either party or their respective directors, officers or stockholders. The aforesaid provisions shall survive such termination for the longest period legally permissible. Nothing in this Article IX shall, however, relieve either party to this Agreement of liability for breach of this Agreement occurring prior to such termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

          9.3  Remedies.

               (a) In the event all of the conditions set forth in Sections
   8.1 and 8.2 have been satisfied, and this Agreement not been terminated pursuant to Section 9.1, if Seller refuses or fails for any reason to close the Transfer of the Assets in accordance with the terms of this Agreement, Acquiror shall have the right subject to Bankruptcy Law and Bankruptcy Court approval, to either (i) obtain specific performance of Seller's obligations hereunder, or (ii) receive a return of the Earnest Money Deposit.

               (b) In the event all of the conditions set forth in Sections 8.1 and 8.3 have been satisfied, and this Agreement has not been terminated pursuant to Section 9.1 if Aquiror refuses or fails for any reason to close the Transfer of the Assets in accordance with the terms of this Agreement, Seller shall have the right subject to Bankruptcy Law and Bankruptcy Court approval, as its sole remedy, to retain the Earnest Money Deposit, with all interest earned thereon, as liquidated damages.

               (c) Neither party shall be liable to the other party for any incidental, consequential, special, exemplary or punitive damages with respect to any matter related to or arising out of the breach or delay in the performance of this Agreement.

                                    ARTICLE x
                                   TAX MATTERS

          10.1 Transfer Taxes. Acquiror shall be responsible for the payment of all state, local, provincial and municipal transfer taxes (and all recording or filing fees) resulting from the transactions contemplated by this Agreement.

                                   ARTICLE XI
                                   NO SURVIVAL

          11.1 Survival of Representations and Warranties. Except as herein specifically provided, the several representations and warranties of the parties contained in this Agreement (or in any document delivered in connection herewith) will terminate upon the Closing. The several covenants of the parties contained in this Agreement (or in any document delivered in connection herewith) will remain operative and in full force and effect without any time limitation, except as any such covenant will be limited in duration by the express terms hereof.

                                   ARTICLE XII
                                  MISCELLANEOUS

     12.1 Entire Agreement. This Agreement, including the Schedules to the Agreement, constitute the entire agreement of the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof

     12.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given if to Seller to:

            Borden Chemicals and Plastics Operating Limited Partnership
            Hwy. 73
            Geismar, Louisiana 70734
            Facsimile: (225) 673-0626
            Attention: Mark J. Schneider

     with a copy to:

            Jones, Day, Reavis & Pogue
            3500 SunTrust Plaza
            303 Peachtree Street, N.E.
            Atlanta, Georgia 30308
            Facsimile: (404) 581-8330
            Attention: Neil P. Olack, Esq.

     and:

            Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz
            55 E. Monroe Street
            Suite 3700
            Chicago, Illinois 60603
            Facsimile: (312) 332-2196
            Attention: Alan P. Solow, Esq.

     if to Acquiror to:

          Shintech Louisiana, L.L.C.
          c/o Shintech Inc.
          24 Greenway Plaza, Suite 811
          Houston, Texas 77046
          Facsimile: (713) 965-0629
          Attention: Richard Mason

     with a copy to:

          W. David Tidholm
          Gardere Wynne Sewell LLP
          1000 Louisiana, Suite 3400
          Houston, Texas 77002-5007
          Facsimile: (713) 276-6565

or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other party to this Agreement. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section 12.2 and the appropriate confirmation is received, or (ii) if given by any other means, when delivered at the address specified in this Section 12.2.

     12.3 Amendments; No Waivers

          (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that, any amendment or waiver of any provisions of this Agreement by Seller shall require prior approved of Foothill Capital Corporation as agent for certain financial lenders.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     12.4 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     12.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns, provided that, Acquiror may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Seller. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors and permitted assigns, any rights, remedies obligations or liabilities under or by reason of this Agreement.

     12.6  Certain Interpretive Matters.

           (a) Unless the context otherwise requires, (i) all references in this Agreement to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning ascribed to it and (iii) words in the singular include the plural and vice versa. All references to "$" or dollar amount will be to lawful currency of the United States of America.

           (b) Titles and headings to Sections in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     12.7 Governing Law and Jurisdiction. This Agreement shall be construed in accordance with and governed by the internal substantive law of the State of Delaware regardless of the laws that might otherwise governed under principles of conflict of laws applicable thereto. This Agreement is also subject to any applicable order or act of the Bankruptcy Court. In the event either party shall institute a legal action as a result of the default in the other party's performance under this Agreement, any such action shall be brought exclusively in the Bankruptcy Court which shall retain exclusive jurisdiction with respect to the interpretation, performance, and enforcement of this Agreement.

     12.8 Counterparts: Effectiveness. This Agreement may be executed in two or more counterparts (including by means of facsimile signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other party (solely for purposes of effectiveness of this Agreement, such delivery may be in the form of facsimile signature pages).

     12.9 Severability. If any term, provision, covenant or restriction of this Agreement is determined by a Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            SELLER:

                                            BORDEN CHEMICALS AND PLASTICS
                                            OPERATING LIMITED PARTNERSHIP

                                            By: BCP Management Inc., its
                                                General Partner


                                            By: /s/ Mark J. Schneider
                                               ---------------------------------
                                            Name: MARK J. SCHNEIDER
                                                 -------------------------------
                                            Title: PRESIDENT + CEO
                                                  ------------------------------


                                            ACQUIROR:

                                            SHINTECH LOUISIANA, L.L.C.
                                            a Delaware limited liability company


                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      SELLER:

                                      BORDEN CHEMICALS AND PLASTICS
                                      OPERATING LIMITED PARTNERSHIP

                                      By: BCP Management Inc., its
                                          General Partner


                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________


                                      ACQUIROR:

                                      SHINTECH LOUISIANA, L.L.C.
                                      a Delaware limited liability company


                                      By:     R. Maron
                                         --------------------------------------
                                      Name:   Richard Mason
                                           ------------------------------------
                                      Title:  Assistant Secretary
                                            -----------------------------------

SCHEDULES

      1.1.   Employees

      2.1(a) Description of Real Property

      2.1(b) Description of Plant and Personal Property

      2.1(d) List of Assumed Contracts

      2.1(e) List of Permits

      2.1(f) List of Intangible Assets

      2.4(d) Form of Trust and Escrow Agreement

      4.3    Permitted Liens on Real Property

      4.8    List of Violations of Laws or Permits

      4.9    List of Pending or Threatened Litigation

      6.4    Employee Severance Benefits

      6.6    Environmental Assessment Procedures

      6.9    Confidential Contracts

      6.13   Engineering and Mechanical Information

                            SCHEDULE 1.1 - EMPLOYEES



Clerk                                      Senior Process Technician
E & I Technician                           Senior Process Technician
E & I Technician                           Senior Process Technician
E & I Technician                           Senior Process Technician
E & I Technician                           Senior Process Technician
E & I Technician                           Senior Process Technician
E & I Technician                           Senior Process Technician
Environmental Coord                        Senior Process Technician
Environmental Technician                   Senior Process Technician
HR Mgr                                     Senior Process Technician
Inst Supv                                  Senior Process Technician
Maintenance Supt                           Senior Process Technician
Maintenance Supv                           Senior Process Technician
Nurse                                      Senior Process Technician
Plant Mgr                                  Senior Process Technician
Process Engineer                           Senior Process Technician
Production Engineer                        Senior Process Technician
Production Engineer                        Senior Process Technician
Production Supt                            Senior Process Technician
Qc Supv                                    Senior Process Technician
Safety Coord                               Senior Process Technician
Safety Technician                          Senior Process Technician
Secretary                                  Senior Process Technician
Secretary                                  Senior Process Technician
Senior Laboratory Technician               Senior Process Technician
Senior Laboratory Technician               Senior Process Technician
Senior Laboratory Technician               Shift Supv
Senior Laboratory Technician               Shift Supv
Senior Laboratory Technician               Shift Supv
Senior Laboratory Technician               Shift Supv
Senior Laboratory Technician               Stores Supv
Senior Process Technician                  Storekeeper
Senior Process Technician                  Unit Sup

                         SCHEDULE 2.1(A) - REAL PROPERTY

     The land, buildings, and all improvements thereto located at 8600 Hwy. South, Addis, Louisiana on the property described below:

                                LEGAL DESCRIPTION

   A certain tract or parcel of land containing a total of 221.929 acres, together with all the buildings and improvements thereon and all the rights, ways, privileges, servitudes, advantages and appurtenances thereunto belonging or in anywise appertaining, including all accretion, alluvion, batture and sandbars forming portions of said land in any way, situated in Sections 30, 31, & 32, T8S, Rl2E, Southeast Land District of Louisiana, West of the Mississippi River, in the Parish of West Baton Rouge (the "Parish"), State of Louisiana, fronting on the right descending bank of the Mississippi River, and being shown on a survey made by Evans-Graves Engineers, Inc., dated April 18, 1995 (the "Survey"), entitled "A Portion of St Mary & St. Delphine Plantations Located in Sections 30, 31 & 32, T8S-R12E, Southeast Land District, West Baton Rouge Parish, Louisiana, for Occidental Chemical Company", said tract of land being bounded on the north by the southerly right of way line of St. Delphine Road (and the projection thereof) which is also the boundary line of lands of Harry L. Laws & Company, Inc.; on the south by the center line of Sid Richardson Road (and the projection thereof) which is also the boundary line of lands owned by Copolymer Rubber and Chemical Corporation; on the east by the Mississippi River; and on the west by the east right of way line of La Highway #l; and being more particularly described in accordance with the Survey, as follows: Begin at the intersection of the center line of Sid Richardson Road, previously called St. Mary Road (shown on said map as the southerly section line of Section 32), with the easterly right of way line of La. Highway 1, said point being marked by a nail in the asphalt surface of said road, for POINT OF BEGINNING; thence proceed along the easterly right of way line of La. Hwy. 1 around a curve to the right having a radius of 2,141.83(feet) a distance of 1,423.74(feet) to an iron pipe, with a central angle of 38(degrees) 05(feet) 11(inches) and a tangent of 739.30(feet); thence continue along said right of way line N 23(degrees) 22(feet) 54(inches) East a distance of 1,091.39(feet) to an iron pipe; thence continue along said right of way line around a curve to the left having a radius of 3,014.79(feet) a distance of 296.67(feet) with a central angel of 05(degrees) 38(feet) 17(inches) and a tangent of 148.45(feet); to an iron pipe on the southerly right of way line of St. Delphine Road for a point and corner; thence proceed along said right of way line N 59(degrees) 32(feet) 15(inches) East a distance of 2,636.34(feet) to an iron pipe; thence turning in a southerly direction and proceeding on a bearing of S 06(degrees) 58(feet) 40(inches) East a distance of 350(feet) to a point and corner; thence turning in an easterly direction and proceeding on a bearing of N 59(degrees) 32(feet) 15(inches) East a distance of 320(feet) to a point and corner on the westerly right of way line of La. Hwy. 988; thence turning in a northerly direction and proceeding along said westerly right of way line of La. Hwy 988 on a bearing of N 06(degrees) 58(feet) 40(inches) West a distance of 350(feet) to a point and corner; thence in a easterly direction on a bearing of N 59(degrees) 32(feet) 15(inches) East a distance of 1,076.24(feet) to the right descending bank of the Mississippi River for point and corner, thence proceed downriver along the right descending bank of the Mississippi River S 03(degrees) 15(feet) 39(inches) East a distance of 202.99(feet), S 12(degrees) 23(feet) 45(inches) East a distance of 916.80(feet) S 18(degrees) 58(feet) 08(inches) East a distance of 400.04(feet), and S 16(degrees) 40(feet) 39(inches) East a distance of 592.24(feet) to the intersection of said bank with the projection of the center line of Sid Richardson Road (shown on said map as the southerly line of Section 32) for point and corner; thence proceed along said line S 59 (degrees) 44(feet) 30(inches) West a distance of 4,228.70 (feet) to a point of inclination marked by a nail; thence S 63(degrees) 44(feet) 00(inches) West a distance of 184.82(inches) to a point on inclination marked by a nail, and S 60(degrees) 19(feet) 00(inches) West a distance of 931.19(feet) to the POINT OF BEGINNING.

                       SCHEDULE 2.1(b) - PERSONAL PROPERTY

     All personal property set forth herein and any and all personal property currently owned by Seller and used solely in connection with Business as currently conducted at the Addis Plant. In addition, the Personal Property described on Schedule 6.13 shall be included as Personal Property.

Utilities

Demineralized water tank
Demineralized water pump
Damineralizad water strainer
Demineralized water supply pump
Demineralized water booster pump
Demineralized water preheater
Hot DW tank
Hot DW circulating pump
Hot DW heater
Hot DW feed pump (2 ea.)
Hot DW transfer pump
DW purge pump
Hot water tank
Hot water pumps (2 ea.)
Equalizatian tank
Equalization tank mixer
Equalization tank feed pumps (2 ea.)
Polymer storage tanks and pumps
Deaerator
Boiler feedwater pumps (2 ea.)
DW makeup pumps (2 ea.)
Boiler feedwater polymer tanks and pumps
Boiler (2 ea.)
Boiler forced draft fan (2 ea.)
Demineralized water trains (3 ea.)
Caustic day tank
Acid day tank
Caustic feed pumps (2 ea.)
Caustic heater
Acid feed pumps (2 ea.)
Degas tower
Degas tower pump (2 ea.)
Degas surge tank
Degas tower fan
Neutralization tank
Potable water tank

 Potable water pump (2 ea.)
 Caustic storage tank
 Caustic transfer pump
 Caustic pumps (2 ea.)
 Caustic day tank with agitator
 Hydrochloric acid tank
 Hydrochloric acid pumps (2 ea.)
 Hydrochloric acid tank vent scrubber
 Sulfuric acid storage tank
 Sulfuric acid pump
 Natural gas pipeline meter stations (2 ea.)
 Chlorinator (2 ea.)
 Chilled water refrigeration unit (3 ea.)
 Chilled water return pumps (3 ea.)
 Seal pumps (2ea.)
 Lube oil pump (2 ea.)
 Hermetic pump (2 ea.)
 Chilled water supply tank
 Chilled water supply pump (3 ea.)
 Chilled water return tank
 Chilled water pump to recovery
 Centrifugal compressor
 Diesel fue1 tank
 Cooling tower
 Cooling water pumps (3 ea.)
 Acid feed system
 Polymer feed system
 Anthracite filters (4 ea.)
 Backwater hold tank
 Backwater hold pump
 Filtered water storage tank
 Filtered water pump (2 ea.)
 Air compressor (2 ea.)
 Air compressor intercooler (2 ea.)
 Air compressor aftercooler (2 ea.)
 Air compressor filters (2 ea.)
 Fuel oil tank
 Fuel oil booster pump
 Fuel oil circulation pump (2 ea.)
 Fuel oil strainer
 Fuel oil heater
 Nitrogen storage vessel and receiver
 Sanitary sewer treatment plant
 Sequential batch reactors (2 ea.)
 SBR mixer (2 ea.)
 Sludge pumps (2 ea.)

Decanter
Aeration blowers (8 ea.)
Final effluent tank
Final effluent pumps (2 ea.)
Final effluent sampler pump
Sampler package
Wastewater cooler package (2 ea.)
Condensate return tank
Condensate pumps (2 ea)
Water wells (2 ea.)
Process water tank
Firewater storage tanks (3 ea.)
Firewater pumps (4 ea.)
Firewater jockey pump

Stripping Drive Area

Slurry tank. (2 ea.)
Slurry tank agitator (2 ea.)
Slurry pumps (3 ea.)
Slurry discharge pump (2 ea.)
Slurry discharge tanks (2 ea.)
Stripping columns (2 ea.)
Steam ejector (2 ea.)
Slurry circulating pump (2 ea.)
Vacuum tank (2 ea.)
Cushion tank with agitator (2 ea.)
Slurry feed pump (2 ea.)
Condensor (2 ea.)
Heat exchanger (2 ea.)
Drain pot (2 at.)
Vacuum pump (2 ea.)
Drain pump (2 ea)
Horizontal fluidized bed drycr (2 ea.)
Cake disperser (2 ea.)
Mechanical scatterer (2 ea.)
Main blower with filter (2 ea.)
Screw conveyor (2 ea.)
Centrifuge (2 ea.)
Hot water exchanger (2 ea.)
Hot water pump (2 ea.)
Cooling blower (2 ea.)
Exhaust blower (2 ea.)
Condensate pump (2 ea.)
Primary dust collector (2 ea.)
Air compressor packages (2 ea.)
Air receiver

Air dryer package
Air slide blowers (2 ea.)
Conveying dust collector (2 ea.)
Dryer product blower (2 ea.)
Vibrating screeners (6 ea.)
Magnetic separators (2 ea.)
Surge bin (2 ea.)
Blow tanks(2 ea.)
Dense phase blowers (2 ea.)
Silo storage (8 ea.)
Silo dust collector (8 ea.)
Loading spout (8 ea.)
Diverter valve (8 ea.)
Track weigh scale
Trackmobile
Switchmaster
Packer supply bin
Vacuum pump package
Product packer with check weigh scale, blowers (2 ea.), bag conveyor, bag flattne, slide valves
Conveying blower receiver with filter and blow tank
Wastewater collection sump
Wastewater sump pumps (2 ea.)
Cyclone separator
Slurry tank
Centrifuge
Vibrating dryer With inlet air blower (2 ea.), exhaust blower, cyclone, dust collector and rotary airlock
AS-10 tank
AS-10 tank agitator
AS-10 pump


Recovery Area

Railcar unloading platforms
VCM unloading compressors (2 ea.)
VCM bullets (2 ea.)
VCM transfer pumps (2 ea.)
VCM measuring tank
VCM feed pumps (2 ea.)
VCM strainers (2 ea.)
Vacuum pumps (3 ea.)
Vacuum tank
VCM gas srubbers (2 ea.)
Scrubber circulating pump (2 ea.)
Scrubber strainer (2 ea.)
Drain tank
Drain tank pump

VCM recovery blower (2 ea.)
Recovery blower oil cooler (2 ea.)
Primary gasholder
Drain pots (2 ea.)
Drain pot pump
Secondary gasholder
Drain tank
Drain tank pump
Vacuum pump (2 ea.)
Drain pot (2 ea.)
Drain pot pump
VCM blowers (2 ea.)
SH-1 pump
SH-1 wastewater tower
SH-1 wastewater tower pump
Gas/liquid separator
Brine cooler
Inhibitor tank
Inhibitor pump
Dehumidifier
Caustic circulating pump
VCM compressors (3 ea.)
VCM compressor intercooler (3 ea.)
VCM condenser
Crude VCM condenser
Crude VCM tank
Crude VCM pump
Bottoms tower
Bottoms tower strainer
Bottoms tower tank
Bottoms tower heat exchanger
Glycol refrigeration unit
Rectification column
Reboiler
Reflux condensers (2 ea.)
Reflux tank
VCM strainers (3 ea.)
Reflux pump
Recovered VCM tank
Recovered VCM pump
Wastewater holding tank
Hold tank
Decanter tank
Decanter pump
Liquid seal pump
Waste rank

 Waste tank pump
 Reactor wastewater tank
 Wastewater pump
 SH-IB wastewater tank
 SH-IB wastewater tank mixer
 SH-IB wastewater pump
 VC wastewater tower
 Tower circulation pump
 Tower in-line heater
 Tower spiral heat exchanger,
 Compressor
 Separators (2 ea.)
 Absorber
 Gas coolers (2 ea.)
 Spiral exchanger
 Feed cooler/heater
 Condenser
 Reboiler
 Stripper
 Stripper bottoms pump
 Drain tank
 Overload separator
 Fuel oil pump
 Fuel oil heater
 Duplex strainer
 Caustic tank
 Caustic pump (2 ea.)
 Sump Pump
 Recirculation tank
 Recirculation pump
 Column pump
 Quench pump
 Incinerator
 Incinerator air blower
 Incinerator outrigger fan
 Incinerator induced draft fan

 Solution Prep Building

 Reactor coating system
 Chain transfer agent system
 Ethanol flush system
 Inhibitor system
 Oderless mineral spirits system
 Caustic/hot water system
 Initiator charge system
 Suspending agent system

PLC control system

Polymerization

Reactors (4 ea.)
Inhibitor tank (4 ea.)
Agitator with motor (4 ea.)
Wash nozzle & spray ring (4 ea.)
Torque converter with oil pump & cooler (4 ea.)
Reactor seal oil pots (8 ea.)
Reactor seal oil pumps (4 ea.)
Reduction gear (4 ea.)
Reduction gear oil pumps (8 ea.)
Reduction gear oil cooler (4 ea.)
Water circulating pump (4 ea.)
Reactor condenser (4 ea.)
Blowdown tank (2 ea.)
Blowdown tank agitator (2 ea.)
Stopper tank (2 ea.)
Blowdown tank jacket water pump (2 ea.)
Slurry pump (2 ea.)
Catalyst storage building
Refrigeration compressors (2 ea.)
Back-up diesel generator

General

Buildings on site
Piping
Control systems
Instrumentation
Electrical
Office furniture
Laboratory equipment
Maintenance shop and tools
Spare parts
Computer equipment/printers

                       SCHEDULE 2.1(d) - ASSUMED CONTRACTS

 1. Nitrogen Supply Contract dated April 1, 1979 between Big Three Industries, Inc. and Firestone Tire and Rubber Company;
 2. Assignment Agreement between Big Three Industries, Inc., Big Three Industrial Gas and Occidental Chemical Corporation dated July 1, 1986, of Nitrogen Supply Contract dated April 1, 1979 between Big Three Industries, Inc. and Firestone Tire and Rubber Company;
 3. Amendment No. 1 to the Nitrogen Supply Contract between Big Three Industries, Inc., Successor to Big Three Industrial Gas, Inc., Assignee from Big Three Industries, Inc. and Occidental Chemical Corporation, Assignee from The Firestone Tire and Rubber Company dated November 30, 1993.

                            SCHEDULE 2.1(e) - PERMITS

1. Louisiana Department of Environmenta1 Quality Letter Certifying Aeration Basin and Final Effluent Basin Closure Plan dated March 16, 1998;
2. Louisiana Department of Environmental Quality, Office of Air Quality and Radiation Protection, Radioactive Material License, No. LA-3664-L01, issued October 30, 1997;
3. Louisiana Department of Environmental Quality, Louisiana Pollutant Discharge Elimination System Permit (Water Discharge Permit), No. LA0055794, issued October 27, 1998;
4. Borden chemicals and Plastics submission and notification on Form HW-1, Change in Installation Contact, Toxicity Characteristic waste codes dated May 20, 1997;
5. Louisiana Department of Environmental Quality, Administrative amendments, Permit No. 3120-00014-07, November 27, 2000 and July 19, 2000;
6. Louisiana Department of Environmental Quality, Title V, Part 70 Air Permit Application, original dated October 1995, amended December 2000;
7. Louisiana Department of Transportation and Development, waterwell registrations, wells number 155 and 156 located in 85 Range 12E Section 032;
8. Louisiana Department of Transportation and Development, amendment dated February 1, 1980 to permit no. 111754;
9. Louisiana Department of Transportation and Development Letter dated September 11, 1978 approving the installation of waste water line from the Addis Plant to discharge into the Mississippi River.
10. Approval of U.S. Army Corps of Engineers of waste water line from the Addis Plant to cross the Mississippi River levee to discharge into the Mississippi River, if applicable.

                       SCHEDULE 2.1(f) - INTANGIBLE ASSETS

          Any and all (a) business information (including pricing and cost information, business and marketing plans and customer and supplier lists); (b) know-how (including manufacturing and production processes and techniques and research and development information); (c) industrial designs, drawings and blueprints and product specifications;(d) operating manuals; (e) databases and data collections; (f) computer software, subject to the terms of any license granted to Seller, and (g) copies and tangible embodiments of any of the foregoing which are used in the operations of the Addis Plant as of the Closing Date and those same types of materials which have historically been used at and which are solely related to the Addis Plant as of the Closing Date. To the extent applicable, Intangible Assets includes the information set forth on
Schedule 6.13.

               SCHEDULE 2.4(d)-FORM OF ESCROW AND TRUST AGREEMENT
               --------------------------------------------------

                           TRUST AND ESCROW AGREEMENT

     This Trust and Escrow Agreement ("Agreement") is entered into this ____ day of December __, 2001 by and between Borden Chemicals and Plastics Operating Limited Partnership ("BCP"), Shintech Louisiana, L.L.C. ("Shintech"), and _________ __ (as escrow agent hereunder "Escrow Agent").

                                    RECITALS

     A. BCP and Shintech are parties to a certain Asset Purchase Agreement dated as of December __, 2001 (the "APA"), wherein BCP has agreed to sell, and Shintech has agreed to purchase, certain assets associated with a polyvinyl chloride resin manufacturing facility located in Addis, West Baton Rouge Parish, Louisiana.

     B. Section 2.4(d) of the APA requires Shintech to deposit with BCP earnest money in the amount of $500,000.00 (the Earnest Money Deposit"). BCP, together with its subsidiary, BCP Finance Corporation, filed voluntary petitions or relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") under Bankruptcy Case Number 01-1268 (RN) (the "Bankruptcy Case"). Accordingly, the APA provides that the Earnest Money Deposit does not constitute an asset of BCP and is to be held in trust and escrow in a separate interest-bearing account containing no other funds of BCP pursuant to a trust and escrow agreement pending the closing of the transaction set forth in the APA.

     C. Pursuant to the provisions of the APA, Shintech and BCP have requested Escrow Agent hold in escrow in accordance with the provisions of the APA and this Agreement the Earnest Money Deposit and the earnings thereon, so further provided herein and to act as Escrow Agent hereunder.

     D Escrow Agent is willing to hold the Earnest Money Deposit and the earnings thereon in accordance with the provisions of the APA and this Agreement and to act as Escrow Agent hereunder.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Appointment of Escrow Agent. BCP and Shintech hereby appoint _________ as the Escrow Agent hereunder subject to and in accordance with the provisions of this Agreement, and Escrow agent accepts such appointment and agrees to act as Escrow Agent hereunder, subject to and in accordance with the provisions of this Agreement.

     2. Establishment of Escrow Account. Escrow Agent agrees to receive the Earnest Money Deposit from Shintech and agrees to hold, invest and disburse the Earnest Money Deposit and the earnings thereon in escrow, subject to and in accordance with the provisions of this Agreement.

     3. Deposit; No-Commingling. (a) Concurrently with the execution of this Agreement, Shintech has deposited the Earnest Money Deposit direct1y with the Escrow Agent. The Earnest Money Deposit will be held in trust and maintained in a separate interest-bearing deposit account maintained at the Escrow Agent (the "Trust Account"). The Trust Account will contain no funds other than the Earnest Money Deposit and interest earned thereon. The funds in the Trust Account will not be utilized, released, disbursed or relinquished except in strict accordance with the terms of this Agreement.

     (b) The Escrow Agent shall invest the Earnest Money Deposit Property in Eligible Investments, pursuant to and as directed in by the written instructions of BCP. "Eligible Investments" shall mean (i) obligations (including certificates of deposits and banker's acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000: or (ii) investment in the Escrow Agent's U.S. Treasury Securities Money Market Fund. If otherwise qualified, other obligations of the Escrow Agent or any of its affiliates shall qualify as Eligible Investments. All earnings received from the investment of the Earnest Money Deposit shall be credited to, and shall become a part of, the Trust Account. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

     4. Trust Funds: Waiver of Setoff Rights. Escrow Agent hereby acknowledges receipt of the Earnest Money Deposit and agrees that the Earnest Money Deposit and all interest earned thereon are trust funds to be held and delivered pursuant to the terms of this Agreement. Escrow Agent hereby waives any and all rights of setoff or counterclaim against the funds in the Trust Account. BCP acknowledges that the funds in the Trust Account do not constitute an asset of BCP and are not subject to the claims of any creditor of BCP in BCP's Bankruptcy Case.

     5. Disbursement of Earnest Money Deposit. The Earnest Money Deposit, together will all interest earned thereon, will be disbursed from the Trust Account as follows:

     a. To BCP, (i) upon consummation of the transactions contemplated by the APA pursuant to Section 2.6 of the APA or (ii) pursuant to Section 9.3(b) of the APA.

     b. To Shintech, if the APA is terminated pursuant to Section 9.1 thereof, or if Shintech exercises its remedy pursuant to Section 9.3(ii) of the APA.

6. Disbursement Procedure. Upon the occurence of any one of the events described in paragraph 5 foregoing, the party entitled to receive the Earnest Money Deposit will provide written notice to the Escrow Agent and the other party requesting disbursement of the Earnest Money Deposit and all interest earned thereon. Unless the Escrow Agent is notified by the other party within five (5) days that such other party contests the claiming party's right to receive the Earnest Money Deposit, the Escrow Agent shall disburse the Earnest Money Deposit, together with all interest earned thereon, to the claiming party on the fifth (5th) day after receipt of the request. If either BCP or Shintech claim entitlement to the Earnest Money Deposit, and the other party contests such claimant's right to the same, the contesting party shall notify the Escrow Agent in writing of the contested claim before the expiration of said five (5) day period, in which event the Escrow Agent will not disburse the Earnest Money Deposit to the party until the dispute is resolved by the Bankruptcy Court. If the disbursement is contested as herein described, upon resolution of the dispute by the Bankruptcy Court, the Escrow Agent will disburse the Earnest Money Deposit, together with interest earned thereon, to the party identified as the proper recipient thereof by the Bankruptcy Court.

7. Rights of Escrow Agent. In performing its duties hereunder, the Escrow Agent shall not incur any liability to anyone for damages, losses, or expenses except for willful misconduct or gross negligence, and accordingly;

     (1) The Escrow Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Escrow Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or be a trustee for or have any fiduciary obligation to any party hereto.

     (2) The Escrow Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Escrow Agent, unless it shall be conclusively determined by a court of competent jurisdiction that the Escrow Agent was grossly negligent in ascertaining the pertinent facts.

     (3) The Escrow Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance this Agreement.

     (4) None of the provisions of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

     (5) The Escrow Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

           (6) The Escrow Agent may consult with counsel and the advice or any opinion of counsel shall be full and compete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel.

           (7) The Escrow Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

           (8) The Escrow Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents attorneys, custodians or nominees appointed with due care, and shall not be responsible for any willful misconduct or gross negligence on the part of any agent, attorney, custodian or nominee so appointed.

           (9) Shintech and BCP agree to pay the Escrow Agent's compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit A and made a part hereof.

           (10) The provisions of this Section 10 shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.

           In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits).

       8. Indemnity: BCP and Shintech hereby jointly and severally agree to indemnify the Escrow Agent from and against any claims or expense that the Escrow Agent
                                       20
        may incur in performing its duties hereunder provided that the Escrow Agent complies with its obligations under this Agreement.

  9. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given: if to BCP to:

                Borden Chemicals and Plastics Operating Limited Partnership Hwy. 73
                Geismar, Louisiana 70734
                Facsimile: (225) 673-0626
                Attention: Mark J. Schneider

        with a copy to:

                Jones, Day, Reavis & Pogue
                3500 SunTrust Plaza
                303 Peachtree Street N.E.
                Atlanta, Georgia 30308
                Facsimile: (404) 581-8330
                Attention: Neil P. Olack, Esq.

        if to Shintech to:

                Shintech Louisiana, L.L.C.
                c/o Shintech Inc.
                24 Greenway Plaza, Suite 811
                Houston, TX 77046
                Facsimile: (713) 965-0629
                Attention: Richard Mason

        with a copy to:

                W. David Tidholm
                Gardere Wynne Sewell LLP
                1000 Louisiana, Suite 3400
                Houston, Texas 77002-5007
                Facsimile: (713) 276-6565
     if to Escrow Agent to:


             _______________________________

             _______________________________

             _______________________________

             _______________________________

     or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other party to this Agreement. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this paragraph 9 and the appropriate confirmation is received, or (ii) if given by any other means, when delivered at the address specified in this paragraph 9.

10. Binding Obligations. This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors, personal representatives and assigns.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which together shall constitute a single agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. This Agreement is also subject to any applicable order or act of the Bankruptcy Court. In the event either party shall institute a legal action as a result of the default in the other party's performance under this Agreement, any such action shall be brought exclusively in the Bankruptcy Court which shall retain exclusive jurisdiction with respect to the interpretation, performance, and enforcement of this Agreement.

13. Termination. This Agreement shall automatically terminate upon the distribution of all the Earnest Money Deposit and all interest thereon.

14. Execution in Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

                     [SIGNATURES APPEAR ON FOLLOWING PAGES]

        IN WTNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.


                                             BORDEN CHEMICALS AND PLASTICS
                                             OPERATING LIMITED PARTNERSHIP

                                             By: BCP Management, Inc.,
                                                 Its General Partner

                                                 _______________________________
                                                 By: Name:______________________
                                                     Title:_____________________


                                             SHINTECH LOUISIANA, L.L.C.

                                                 _______________________________
                                                 By: Name:______________________
                                                     Title:_____________________


                                             ___________________________________
                                             ESCROW AGENT

                                                 By: Name:______________________
                                                     Title:_____________________

                                    EXHIBIT A

                SCHEDULE 4.3 - PERMITTED LIENS ON REAL PROPERTY

   1. Louisiana Dept. of Highways, Highway 988 (River Road). COB 63, Page 268, Entry 97.

   2. Entergy Gulf States, Inc., 50(feet) in width on east side of Louisiana Highway. COB 108, Page 647, Entry 185.

   3.     Union Pacific Railroad, railroad spur. COB 154, Page 56, Entry 22.

   4. Entergy Gulf States, Inc., 50(feet) in width along southern boundary. COB 151, Page 259, Entry 65.

   5. Town of Addis, 10(feet) in width along northern boundary. COB 229, Folio 139, Entry 27.

   6.     Cypress Gas Pipeline, LLC, natural gas pipeline. COB 207, Entry 66.

   7. Title to that portion of the Real Property, if any, lying below the mean low water mark of the Mississippi River; obligations of riparian landowners as provided by law; and rights of the United States of America, State of Louisiana and the public general (a) in and to that portion of the Real Property between the mean low water mark and the mean high water mark of the Mississippi River (the banks); (b) to regulate navigation and commerce; and (c) for the construction, maintenance, replacement and operation of the levee system for the Mississippi River.

   8. Industrial area affidavit and agreement by in favor of the West Baton Rouge Parish Police Jury and the Parish of West Baton Rouge, COB 280, Folio 48, Entry 23.

   9. Right of way for Sid Richardson Road (formerly St. Mary Road) along the southern boundary of the Real Property.

                  SCHEDULE 4.6 - VIOLATIONS OF LAWS OR PERMITS

        None.

                        SCHEDULE 4.7 - PENDING OR THREATENED LITIGATION

1. Borden Chemicals and Plastic Operating Limited Partnership v. Occidenta Chemical Corporation, Index No. 606300/98, Supreme Court of the State of New York, County of New York;
2.     Anderson et al. v. BCP, No. 29282(B), consolidated with Milligan, et al.
       v. BCP; In the 18th District Court, Parish of West Baton Rouge, Louisiana; No. 29282(B) (5/99);
3. David Edward Hodges v. Entergy Corporation American Rail Car Industries, Inc., ACF Industries, Inc., Charles Smiths, Borden Chemical, Inc., Borden Chemicals and Plastic Operating Limited Partnership, General Electric Rail Car, Wheel and Parts Service Corporation, General Electric Rail Car Repair Services Corporation and J.E. Merit Constructors, Inc,; In the 18th Judicial District Court, Parish of West Baton Rouge, Louisiana; No. 30205 (6/9/99);
4. Dan Williams, III v. Borden Chemical, Inc.; In the 18th Judicial District Court, Parish of West Baton Rouge, Louisiana; No. 31169 (8/21/00).

                   SCHEDULE 6.4 - EMPLOYEE SEVERANCE BENEFITS



--------------------------------------------------------------------------------

  Employee    Severance Benefits          Employee      Severance Benefits

--------------------------------------------------------------------------------
    1          7,594.06                   34              22,898.07
--------------------------------------------------------------------------------
    2         20,717.31                   35              26,100.00
--------------------------------------------------------------------------------
    3         59,867.10                   36              58,000.05
--------------------------------------------------------------------------------
    4         25,515.00                   37               6,918.64
--------------------------------------------------------------------------------
    5         15,265.39                   38             110,516.40
--------------------------------------------------------------------------------
    6         21,403.94                   39              22,898.07
--------------------------------------------------------------------------------
    7         26,169.23                   40              14,175.00
--------------------------------------------------------------------------------
    8         14,557.57                   41              57,441.15
--------------------------------------------------------------------------------
    9         68,137.20                   42               8,723.07
--------------------------------------------------------------------------------
   10         58,205.13                   43              19,626.93
--------------------------------------------------------------------------------
   11         36,018.00                   44              61,045.65
--------------------------------------------------------------------------------
   12         13,084.61                   45               5,213.91
--------------------------------------------------------------------------------
   13         20,717.29                   46              23,988.46
--------------------------------------------------------------------------------
   14         68,011.65                   47              15,265.30
--------------------------------------------------------------------------------
   15         36,371.70                   48              26,169.23
--------------------------------------------------------------------------------
   16         26,169.23                   49              26,169.23
--------------------------------------------------------------------------------
   17         18,393.23                   50              25,078.84
--------------------------------------------------------------------------------
   18         23,988.46                   51              79,643.25
--------------------------------------------------------------------------------
   19         25,078.84                   52              60,879.60
--------------------------------------------------------------------------------
   20         15,265.39                   53              30,530.77
--------------------------------------------------------------------------------
   21         20,717.31                   54              22,530.46
--------------------------------------------------------------------------------
   22         41,533.56                   55              25,910.03
--------------------------------------------------------------------------------
   23          9,813.46                   56              23,988.46
--------------------------------------------------------------------------------
   24         26,169.23                   57              28,272.88
--------------------------------------------------------------------------------
   25         15,265.39                   58              26,169.23
--------------------------------------------------------------------------------
   26         11,994.23                   59              12,391.76
--------------------------------------------------------------------------------
   27         21,807.69                   60              20,717.31
--------------------------------------------------------------------------------
   28         39,428.31                   61              27,036,56
--------------------------------------------------------------------------------
   29         11,995.31                   62              26,169.23
--------------------------------------------------------------------------------
   30         21,807.69                   63              26,169.23
--------------------------------------------------------------------------------
   31         26,169.23                   64               9,813.46
--------------------------------------------------------------------------------
   32         31,621.16                   65              61,985.25
--------------------------------------------------------------------------------
   33         21,807.69                   66              60,223.50
--------------------------------------------------------------------------------

                                          Total       $1,973,319.63

--------------------------------------------------------------------------------

                     SCHEDULE 6.6 - ENVIRONMENTAL ASSESSMENT



Phase I ESA
..    Site Reconnaissance
     Providence Engineering personnel will conduct an on-site inspection of the property to identify environmental conditions associated with the property
..    Interview with Key Personnel
     Providence Engineering personnel will interview key personnel with knowledge of plant operation, processes, waste management, and spill/release history. The BCP personnel to be interviewed will include the plant manager, facility environmental staff, and operations personnel.
..    Review of on-site regulatory files
     Providence Engineering personnel will review on-site regulatory files. At a minimum, the following files shall be reviewed:
     .    Wastewater permit,
     .    Air Quality permits,
     .    Solid waste management,
     .    Hazardous waste management, and
     .    EPCRA reporting.

  Phase II ESA
..    Collection of Soil and Groundwater Samples
     Providence Engineering proposes to collect soil and groundwater samples from areas of concern identified in the October 1994 Baseline Soil and Groundwater Study performed by G&E Engineering, Inc. and any areas identified from the Phase I ESA site reconnaissance, interviews, or regulatory review. The soil and groundwater investigation proposed will conform with the Louisiana Department of Environmental Quality's (LDEQ) Risk Evaluation/Corrective Action Program (RECAP) guidance. The following list provides the anticipated events involved with collection of the soil and groundwater samples:
     .    Coring through concrete to native material, when applicable;
     . Drill to approximately 15 feet below ground surface (bgs) using geoproble drill rig;
     .    Continuously log and collect soil samples from borehole;
     . All investigation derived waste (cuttings, purge water, etc.) will be properly collected and containerized for disposal in accordance with applicable LDEQ rules and regulations;
     . Field screen soil samples for organic vapors using photo-ionization detector (PID) or flame ionization detector (FID);
     .    Install temporary piezometer for collection of groundwater; and
     . Plug and abandon borings/piezometers in accordance with LDEQ and LDOTD regulations.

In accordance with RECAP, the following soil intervals are anticipated to be submitted to the analytical laboratory for analysis.

..    Surface soil sample;
..    Soil sample from the soil/groundwater interface;
..    Soil sample from the bottom depth of boring; and
..    Soil sample exhibiting the highest headspace measurement for organic vapours.

Based upon current site knowledge, proposed soil and groundwater target analytes for analysis include the following depending upon location and current and historical activities and significant materials handling in the vicinity of a selected boring location:

..    Volatile Organic Compounds (VOCs);
..    Semi-Volatile Organic Compounds (SVOCs);
..    Polychlorinated Biphenyls (PCBs); and
..    Selected Metals.

The potential exists that additional target analytes and sampling locations may be added to Phase II ESA based upon information obtained during the Phase I ESA.

                     SCHEDULE 6.9 - CONFIDENTIAL CONTRACTS

A.  Exclusive PVC Resins Supply Contracts

1. Sales Agreement dated March 5, 2001 between Ex-Tech Plastic, Inc. and Borden Chemicals and Plastic Operating Limited Partnership;
2. VCM Supply Agreement dated May 2, 1995 between Occidental Chemical Corporation and Borden Chemicals and Plastic Operating Limited Partnership;
3. Amendment No. 1 to VCM Supply Agreement dated May 2, 1995 between Occidental Chemical Corporation and Borden Chemicals and Plastic Operating Limited Partnership dated January 1, 1998;
4. Amendment letter to VCM Supply Agreement dated May 2, 1995 between Occidental Chemical Corporation and Borden Chemicals and Plastic Operating Limited Partnership dated March 14, 2000;
5. Amendment letter to VCM Supply Agreement dated May 2, 1995 between Occidental Chemical Corporation and Borden Chemicals and Plastic Operating limited Partnership dated July 27, 2001;
6. Letter Agreement dated August 3, 2001 between Oxy Vinyls and Borden Chemicals and Plastic Operating Limited Partnership;
7. PVC Tolling Agreement dated July 1, 1999 between Occidental Chemical Corporation and Borden Chemicals and Plastic Operating Limited Partnership;
8. Sales Agreement dated March 21, 2001 between Borden Chemicals and Plastic Operating Limited Partnership and GPK Products, Inc.;
9. Sales Agreement dated July 31, 2000 between Borden Chemicals and Plastic Operating Limited Partnership and Kappus Plastic Company, Inc.;
10. Sales Agreement dated December 21, 1998 between Borden Chemicals and Plastic Operating Limited Partnership and Keysor-Century Corporation;
11. Sales Agreement dated December 31, 1998 between Borden Chemicals and Plastic Operating Limited Partnership and M. A. Hanna;
12. Sales Agreement dated May 1, 2000 between Borden Chemicals and Plastic Operating Limited Partnership and The Sterling Group;
13. Amendment to Sales Agreement dated May 1, 2000 between Borden Chemicals and Plastic Operating Limited Partnership and The Sterling Group dated August 31, 2001;
14. Amendment to Sales Agreement dated May 1, 2000 between Borden Chemicals and Plastic Operating Limited Partnership and The Sterling Group dated October 15, 2001
15. Sales Agreement dated February 11, 2000 between Alcoa Building Products and Borden Chemicals and Plastic Operating Limited Partnership;
16. Amendment dated January 22, 200l to the Sales Agreement dated February 11, 2000 between Alcoa Building Products and Borden Chemicals and Plastic Operating Limited Partnership;
17 Amendment dated November 26, 2001 to the Sales Agreement dated February 11, 2000 between Alcoa Building Products and Borden Chemicals and Plastic Operating Limited Partnership;

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

B.   Non-Exclusive PVC Resins Supply Contracts

     1.

     (a) Sale Agreement dated January 11, 2000 between Omnova Solutions Inc. and Borden Chemicals and Plastic Operating Limited Partnership;

     (b) Sale Agreement dated January 18, 2001 between Genova Products, Inc. and Borden Chemicals and Plastic Operating Limited Partnership;

     2.

     (a) Sale Agreement dated January 15, 200l between Teknor-Apex Company and Borden Chemicals and Plastic Operating Limited Partnership;

     (b) Amendment to the Sale Agreement dated January 15, 2001 between Teknor-Apex Company and Borden Chemicals and Plastic Operating Limited Partnership dated May 29, 200l;

C.   Assumed Non-Exclusive Contracts

1. Sale Agreement dated June 20, 2000 between VPI Mirrex Corp. and Borden Chemicals and Plastic Operating Limited Partnership;

D.   Other Contracts

1. Rail Transportation Contract between Union Pacific Railroad Company and Borden Chemical and Plastic Operating Limited Partnership for the following shipping locations:
             From Addis, LA to Addis, LA dated June 4, 2000

             From Addis, LA to Anderson, SC dated June 1, 2001

             From Addis, LA to Asheville, NC dated June 1, 2001

             From Addis, LA to Bakers, NC dated June 1, 2001

             From Addis, LA to Birmingham, AL dated March 1, 200l

             From Addis, LA to Bristol, IN dated June 1, 2001

             From Addis, LA to Brownsville, TN dated June 1, 200l

             From Addis, LA to Bulls Gap, TN dated March 1, 2001

             From Addis, LA to Burlington, NJ dated June 1, 2001

             From Addis, LA to Calgary, AB dated July 6, 2001

             From Addis, LA to Canton JCT, MA dated June 1,200l

             From Addis, LA to Chicago Heights, IL dated May 1, 200l

             From Addis, LA to City of Industry, CA dated May 1, 200l

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

From Addis, LA to Concord, ON dated September 1, 2001

From Addis, LA to Cozad, NE dated May 1, 2001

From Addis, LA to Darlington, RI dated September 26, 2001

From Addis, LA to Dennison, TX dated May 1, 2001

From Addis, LA to Edgemoore, DE dated July 10, 2001

From Addis, LA to Elizabethport, NJ dated June 1, 2001

From Addis, LA to Fairbault, MN dated May 1, 2001

From Addis, LA to Florence, AL dated July 1, 2001

From Addis, LA to Fountain Inn, SC dated July 1, 2001

From Addis, LA to Gordonsville, VA dated June 1, 2001

From Addis, LA to Greensboro, GA dated June 1, 2001

From Addis, LA to Guelph, ON dated September 1, 2001

From Addis, LA to Hamilton, ON dated September 1, 2001

From Addis, LA to Hazelton, PA dated June 1, 2001

From Addis, LA to Holden, LA dated September 1, 2001

From Addis, LA to Houston, TX dated May 1, 2001

From Addis, LA to Huntsville, AL dated June 1, 2001

From Addis, LA to Illiopolis, IL dated December 1, 2001

From Addis, LA to Janesville, WI dated September 23, 2001

From Addis, LA to Joplin, MO dated May 1, 2001

From Addis, LA to Lawton, OK dated September 27, 2001

From Addis, LA to Monroe, NC dated June 1, 2001

From Addis, LA to Montreal, PQ dated September 1, 2001

From Addis, LA to Muncy, PA dated June 1, 2001

From Addis, LA to Newark, DE dated June 1, 2001

From Addis, LA to Paramount, CA dated May 1, 2001

From Addis, LA to Pawtucket, RI dated September 26, 2001

From Addis, LA to Philadelphia, PA dated June 1, 2001

From Addis, LA to Pheonix, AZ dated May 1, 2001

From Addis, LA to Pitcarin, PA dated June 1, 2001

From Addis, LA to Pittsburg, KS dated May 1, 2001

From Addis, LA to Reno, NV dated February 28, 2001

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

          From Addis, LA to Rensselaer, IN dated June 1, 2001
          From Addis, LA to Rural Retreat, VA dated June 1, 2001 From Addis, LA to to S. Plainfield, NJ dated June 1, 2001 From Addis, LA to Saugus, CA dated May 1, 2001
          From Addis, LA to Slidell, LA dated June 1, 2001
          From Addis, LA to St. Laurent dated September 1, 2001 From Addis, LA to Stevens, NJ dated June 1, 2001
          From Addis, LA to Tennent, NJ dated June 1, 2001
          From Addis, LA to Thomasville, GA dated June 1, 2001
          From Addis, LA to Tuscumbia, AL dated June 1, 2001
          From Addis, LA to Wilmington, DE dated June 1, 2001
          From Addis, LA to Worcester, MA dated June 1, 2001

2. Second Addendum to Rail Transportation Contract between Union Pacific Railroad Company and Borden Chemicals and Plastic Operating Limited Partnership.

             SCHEDULE 6.13 - ENGINEERING AND MECHANICAL INFORMATION

       All the engineering and mechanical information set forth herein to the extent solely related to the Addis Plant.

A. General

       1. P&I flow diagram showing all equipment in the plant which should also include fire fighting system, VMC unloading system, RW/HW system, cooling water system, utilities such as nitrogen, natural gas, instrument air, well a draw water treatment.

       2. Machine list showing specifications for all equipment corresponding to P&I flow diagram.

       3.     Sequence chart of polymerization.

       4.     List of laboratory equipment.

       5.     Document and information of office LAN system to be transferred.

       6.     Underground pipeline construction drawings

       7.     Human Resources records

       8.     Construction bid packages and drawings

B. Maintenance for mechanical instrument and electricity

       1.     Overall

       (a)    List of maintenance equipment

       (b)    Spare parts list

       (c)    Vendor document and drawings for each equipment

       (d)    Engineering standard including piping standard

       (e)    Maintenance record of major equipment

       (f)    Record of mechanical integrity required by OSHA

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

2.   Mechanical

(a)  Piping drawings

(b)  Drawing for each building

(c)  Boring data of the plant

(d)  List of leased equipment such as fork lift, track mobile, trackhoe, etc.

3.   Instrument and electrical

(a)  Document for process computer (both hardware and software)

(b)  Instrument list

(c)  Motor list

(d)  Instrument loop drawing

(e)  Electrical one line diagram and wiring diagram

(f)  Document for instrument and electrical UPS system

(g)  Layout drawings for control room and switchgear room

(h)  Information of substation equipment

E.   Safety and Environment

1.   List of safety equipment

2.   Hazardous area classification drawing

3.   Document for monitoring system

4.   Printout record of area monitoring and personal monitoring record

5. Record of analysis required by environmental regulations (air, water, hazardous material, etc.)

6.   PSM compliance data

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

7. All current and past environmental permits, documents, applications, correspondence, agreements, etc.

8. All current and past safety documents, filings, records, correspondence, agreements, etc.

9.   Compliance record for TCLP test for solid waste disposal

F.   License

1. License agreements with other companies for special technique, chemicals, etc.

G.   Purchasing and receiving

1.   Document for purchasing

2.   Document for receiving of material and equipment

H.   Quality Control and Laboratory

1.   Product Specification

2.   Customer Specification

3.   Test methods

4.   ISO certification, if applicable

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